Phase I Wind Farm of Yongmao Wind Power Project in Taonan, Jilin Province

Purchase Contract for Wind Turbine Generator System

Contract No.: JLFSYM—YMYQ－CG—2011001

Buyer: Jilin Fengshen Yongmao Wind Power Co., Ltd.

Seller: Wuhan Guoce Nordic New Energy Co., Ltd.

Date: May, 2011

Place: Shenyang, China

The two parties:

Jilin Fengshen Yongmao Wind Power Co., Ltd. (hereinafter referred to as Buyer)

Wuhan Guoce Nordic New Energy Co., Ltd. (hereinafter referred to as Seller)

The Buyer and Seller have reached agreement and agreed to sign the Contract in accordance with the following terms.

Contents

Definitions	3

Chapter 1 Contract Object	6

Chapter 2 Scope Of Supply	7

Chapter 3 Contract Price	8

Chapter 4 Payment	9

Chapter 5 Delivery And Transport	12

Chapter 6 Packing And Mark	16

Chapter 7 Technical Services And Liaison	20

Chapter 8 Quality Supervision And Inspection	22

Chapter 9 Installation, Commissioning, Trial Run And Acceptance	26

Chapter 10 Guarantee And Claim	33

Chapter 11 Insurance	39

Chapter 12 Tax And Fee	40

Chapter 13 Subcontracting And Outsourcing	41

Chapter 14 Change, Modification, Suspension And Termination Of The Contract	42

Chapter 15 Force Majeure	44

Chapter 16 Settlement Of Contract Disputes	45

Chapter 17 Validity Of Contract	46

Chapter 18 Others	47

Appendices of Contract	49

Definitions

The meaning of the following words and expressions used in this Contract and its Appendixes shall be defined.

1. “Buyer” refers to Jilin Fengshen Yongmao Wind Power Co., Ltd., including the legal representative, successor and assignee of the legal person.

2. “Seller” refers to Wuhan Guoce Nordic New Energy Co., Ltd., including the legal representative, successor and assignee of the legal person.

3. “Contract” refers to this document and all parts of its appendix.

4. “Contract Price” refers to the part specified in Chapter 3 herein.

5. “Effective Date” refers to the effective date of the contract specified in Chapter 17 herein.

6. “Technical Data” refers to the documents concerning design, manufacture, supervision, inspection, installation, commissioning, acceptance, performance acceptance test and technical guidance of Contract equipment and wind farm with which Contract equipment is connected (including drawings, descriptions, standards, software, etc.) and those documents used for correct operation and maintenance of wind farm, as specified in Appendix 3 hereto.

7. “Contract Equipment” refers to machines, devices, materials, articles, special tools, spare parts and others which the Seller shall supply under this Contract, as listed and defined in Appendix 2 hereto

8. “Supervision” refers to quality supervision for key parts of Contract equipment supplied by the Seller and manufacture of components through entering the manufacturer which shall manufacture the components of fan unit with documentary witness, on-spot witness by the representative appointed by the Buyer or qualified Supervision Unit entrusted by the Buyer during manufacture of Contract equipment. Such quality supervision shall not relieve the Seller of the responsibilities towards the quality of Contract equipment.

9. “Supervision Representative” refers to the person appointed by the Buyer or the Supervision Unit entrusted by the Buyer to implement supervision of the Contract equipment.

10. “Unit Generator Set” refers to the generic term of all fan units, accessory equipments and systems linked on one collection line.

11. “Performance Acceptance Test” refers to the test to be made in accordance with the requirements of Appendix 5 herein for checking the guaranteed performance value specified in Appendix 1 of the contract.

12. “Power Characteristic Curve Test” means that the Buyer independently specifies the test time bucket for power curve within warranty period in accordance with wind regime and production status of the site to test the power curve of each fan recorded by the central monitoring system of wind turbine generator system or the power curve tested on site according to IEC61400-12 during the test time bucket.

13. “Preliminary Acceptance” refers to acceptance of each set of Contract equipment after the results of performance acceptance test show that guarantee value specified in Appendix 1 hereto has been reached.

14. “Provisional acceptance” means that the equipments provided by the Seller, which reach the Provisional Acceptance Standard specified in the Contract through installation, commissioning and trial run, shall be carried out the acceptance of warranty period. Provisional Acceptance Certificate which shall be signed by the Buyer and the Seller after the unit generator set passed the 240-hour trial run is the proof indicating that the Buyer has accepted the acceptance result.

15. Warranty period means that the performance of the Contract equipments have come up to the provisions of the Contract (including the guarantee value of power characteristic curve and availability) 5 years as of the date that Provisional Acceptance Certificate is signed by both parties hereto after the unit generator set passed the 240-hour trial run.

16. “Final Acceptance” refers to acceptance by the Buyer of Contract equipments of the set after its guarantee period expires.

17. “Day, Month and Year” refers to the day, month and year by Gregorian calendar; “Day” refers to 24 hours; “Week” refers to 7 days; “Year” refers to 365 days.

18. “Power Farm” refers to the Phase I Wind Farm of Yongmao Wind Power Project in Taonan

19. “Technical Service” refers to such all-through services as relevant technical instructions, technical cooperation and technical trainings for the engineering design, equipment construction supervision, inspection, earthwork, installation, commissioning, acceptance, performance acceptance test, running and maintenance related to the Contract equipments supplied by the seller. Refer to Appendix 7.

20. “Site” refers to the place at the Phase I Wind Farm of Yongmao Wind Power Project in Taonan, which is the location where the Buyer shall install the Contract equipments.

21. “Mandatory Spare Parts” refer to spare parts required by installation and commissioning of Contract equipments.

22. “Generator System” refers to a complete set of system consisting of wind turbine generator system and their auxiliary equipments.

23. “Written Documents” refers to any manuscript, typed or printed documents with an organization’s official seal or the signature of the legal representative or its authorized person.

24. “Sub-contractor” refers to any other legal person, its successor or its permitted assignee to whom the Seller sub-contracts part of the scope of supply, as agreed by both parties hereto.

25.  “Delivery of Final Batch of Cargos” means that the total value of delivered cargos of the set of Contract equipments reaches more than 98% of the price for the set of Contract equipments after the batch of cargos delivered and the rest equipments which are not delivered will not influence the installation, commissioning and performance acceptance test of the generator set.

26. “Equipment Defect" refers to such situations that the Contract equipments (including parts, raw materials, castings and forgings, original parts, etc.) fails to meet the requirements of performance and quality standard specified in this contract as caused by design, fabrication error or ignorance of the seller.

27. “Freight and Miscellaneous Charges” refers to the freight of highway, waterway, railway, air, insurance premium, and various charges arising out of the transportation process.

Chapter 1 Contract object

The Contract complies with the principle of voluntary purchase and sell of both parties hereto.

The Contract equipment will be used in Phase I Wind Farm of Yongmao Wind Power Project in Taonan, Baocheng, Jilin Province

1.1 Equipments name, specification (model) and quantity

Equipments name: Wind Turbine Generator System

Equipments specification (model): Refer to Scope of Supply

Quantity: Refer to Scope of Supply

1.2 The Equipments shall be brand-new, advanced, secure, economical, mature and reliable.

1.3 Technical specifications, technical and economic indicators and performance of the Contract equipments are shown in Appendix 1 hereto.

1.4 The scope of supply of the Contract equipments supplied by the Seller is shown in Appendix 2 hereto.

1.5 The technical data supplied by the seller are shown in Appendix 3 hereto.

1.6 The technical training supplied by the Seller are shown in Appendix 4 hereto.

1.7 The technical services supplied by the Seller are shown in Appendix 5 hereto.

1.8 The delivery schedule for supply of the Seller is shown in Appendix 6 hereto.

1.9 Inspection, commissioning and acceptance for the supply are shown in Appendix 7 hereto.

1.10 Performance test and availability test are shown in Appendix 8 hereto.

1.11 Special-purpose tools, spare parts and consumables are shown in Appendix 9 hereto.

1.12 Fan Certification Certificate is shown in Appendix 10 hereto.

1.13 The seller shall provide the transportation and insurance of the Equipments.

Chapter 2 Scope of Supply

2.1 The scope of supply hereunder is shown in Appendix 2 hereto.

2.2 The scope of supply includes all equipments, technical data, technical service, special tools, mandatory spare parts. However, during the fulfillment of the Contract, in the event that any missing items and shortages which are not listed on the supply or delivery list but shall be definitely included in the supply scope of the Seller and necessary for meeting the requirements of Appendix 1 for performance guarantee value of the Contract equipments or running and overhaul qualification of the Contract Equipments, the Seller shall re-supply the missing equipments, technical data, special tools, mandatory spare parts, etc. for free without charge disputes.

Chapter 3 Contract Price

3.1 The total Contract price is RMB 220,800,000 (in words: Two Hundred Twenty Million Eight Hundred Thousand Only)

3.2 The total Contract price includes the expenses arising from Contract equipments (including special-purpose hoisting & tools and mandatory spare parts), technical data, technical services, etc., as well as all the fees relating to the Contract such as taxes of the Contract equipments, etc.

The price of the Contract Equipment includes the taxes relating to the Equipments which shall be paid by the Seller, expenses for technical data, loading fee when the equipments leave the factory, transportation costs, packing charges for all equipments, correlative charges for importing corollary equipments required by the Contract equipments, etc.

3.3 Refer to Appendix 2 and 9 hereto for itemized price of contract equipment.

3.4 The total contract price is invariable during the validity term of the Contract.

Chapter 4 Payment

4.1 Currency used in this Contract is RMB.

4.2 Terms of payment: by cash or bill.

4.3 The payment of the payables on equipment:

4.3.1 Advance payment

Within fifteen days as of the effective date of the Purchase Contract, the Buyer shall pay the Seller 10% of the total Contract price as the advanced payment after it has reviewed the following vouchers submitted by the Seller as inerrability.

•        Irrevocable performance guarantee issued by the Seller’s opening bank covering 10% of the total Contract price in favor of the Buyer (one original and one copy);

•        One original of legal financial documents issued by the Seller covering 10% of the total Contract price;

•        The Seller shall inform the Buyer of the specific date for receiving the advanced payment in writing by the Receipt Certificate issued by the Seller’s bank.

4.3.2 Payment for material preparation

Within thirty days as of the effective date of the Purchase Contract, the Buyer shall pay the Seller 20% of the total Contract price as the payment for material preparation after the Buyer has reviewed the following vouchers submitted by the Seller as inerrability. Because the Buyer has paid RMB 32,500,000 to the Seller, the total amount shall be taken as advanced payment and payment for material preparation of the Contract after the Contract comes into force. The actual amount of advanced payment and payment for material preparation which shall be paid is the balance between 30% of the total Contract price and the payment.

•        One original legal financial documents issued by the Seller covering 20% of the total Contract price;

•        One purchase contract or relevant certificate document of raw materials and outsourcing parts;

•        Production schedule.

4.3.3 Payment for arrival of equipments

The Seller shall transport the equipments to the place of delivery in accordance with the delivery sequence and the arrival of batches (four batches) within the specified time, and the Buyer shall pay 40% of the total price for equipments of the batch in part according to the arrival of batches. Meanwhile, the Buyer shall pay the corresponding amount after it has reviewed the following vouchers submitted by the Seller as inerrability:

•	Detailed packing lists of the equipments of the batch (two originals and four copies)

•	Quantity and quality certificate of the equipments of the batch (two originals and four copies);

•	Four copies of the Insurance Contract for All Risks insured by the Seller at 110% of actual delivery amount with the Seller itself as the beneficiary;

•	“Inspection Certificate” of equipments of the batch signed by authorized representative of the Buyer (one original and four copies);

•	One original of legal financial documents issued by the Seller covering corresponding payment amount of the batch;

The Seller shall submit one original of value-added tax invoice for all payments of equipments of the batch to the Buyer upon received the payment for arrival of equipments of the batch.

4.3.4 Payment for provisional acceptance

Within 15 days upon the equipments are completed commissioning and have passed the provisional acceptance, 20% of the price of equipments which have passed the provisional acceptance shall be paid according to the quantity of such equipments.

•
One original of legal financial documents issued by the Seller covering 20% of the total price of equipments calculated according to the quantity of equipments which have passed the provisional acceptance.

•	The Seller should provide provisional acceptance certificate signed by the buyer and seller(two originals and four copies).

4.3.5 Payment for quality guarantee

10% of the total contract price is taken as the quality bond for equipments.

The warranty period of contract equipment shall be five years. In the event that the performance indicators reach the guarantee value specified in the Appendix of the Contract without quality problems when a full year passes, the Buyer shall pay 2% of the total contract price within 1 month after the Buyer has reviewed the following vouchers submitted by the Seller as inerrability, with accumulative payment of 10%.

•
One Quality Guarantee Opinion signed by authorized representatives of the buyer with agreement of payment (The copies of the final acceptance certificate of this set Contract equipment are provided in quadruplicate for the payment of quality bond after five years.)

•	One original of legal financial documents issued by the Seller covering corresponding payment amount of the batch;

4.5 Time of payment shall take the date of acceptance of the Buyer’s Bank as the actual date of payment.

4.5 Payment for main subcontracting and outsourcing equipments

Because the Buyer has no direct contract relationship with the Contractor and Supplier of outsourcing equipments, the Seller shall be responsible for the payment for main subcontracting and outsourcing equipments. However, in the event that the subcontracting and outsourcing equipments are not delivered on time on account of individual cause (The payment is paid by the Buyer to the Seller on time but not paid to the Contractor and Supplier of outsourcing equipments on time by the Seller.), which influences the construction schedule, the Buyer is entitled to suspend the payment to the Seller. The buyer shall continue the payment to the Seller after the relevant payment has been paid to the Contractor and Supplier of outsourcing equipments by the Seller.

The above act of the Buyer shall not be regarded as breach of the Contract, but the time shall not exceed three months.

The Buyer, in order to guarantee the work progress, is entitled to pay the Contractor and Supplier of outsourcing equipments directly in the case that the Seller still fails to pay the Contractor and Supplier of outsourcing equipments, and the transfer payment and corresponding interest (interest on deposit of the Buyer) shall be deducted the amount payable in the next time of payment.

4.6 Deduction and payment of liquidated damages

In the event that the Seller breaches the Contract, relevant amount shall be paid by the Seller to the Buyer within 1 month upon receiving the written notice and certificates for such compensation from the Buyer, and the Buyer is entitled to deduct it from Performance Guarantee and any payment; if it is the loss of the Buyer arising from manufacturing quality, relevant amount shall be deducted from quality bond.

In the event that the Buyer breaches the Contract, relevant amount shall be paid by the Buyer to the Seller within 1 month upon receiving the written notice and certificates for such compensation from the Seller, which are accepted by the Buyer.

4.7 The bank expenses relating to fulfillment of the Contract shall be borne by the Buyer if they arise out of the Buyer’s Bank and by the Seller if they arise out of the Seller’s Bank.

Chapter 5 Delivery and Transport

5.1 Both period and sequence of delivery of the contract equipments shall satisfy the requirements of installation progress and sequence of the equipment for engineering construction. They shall be timely and parts & sets shall be complete. Refer to Appendix 6 for delivery time of partial sets.

5.2 Means of transportation and place of delivery

5.2.1 The means of transportation of the contract equipments is highway transportation, and other means of transportation can be adopted in the event of special circumstances without changing the charges

5.2.2 The contract equipments shall be delivered on vehicles on site of the project.

Main generator: the appointed generator location on site of the Wind Farm Project (free on truck)

Blade: the appointed engine location on site of the Wind Farm Project (free on truck)

5.3 The Seller shall, according to the provisions of Appendix 6 hereto, provide to the Buyer preliminary plan of delivery covering name, gross weight, gross volume and date of delivery of each batch of cargos as well as general list of cargos and general packing list under this Contract within 2 months upon entry into force of the Contract. The Seller shall notify the Buyer of all contents of Paragraph 5.5 hereof 10 days before expected starting shipment of each batch of cargos

5.4 Date of delivery for each batch of contract equipments shall be subject to the actual date on the mate’s receipt, which shall be taken as the basis for calculating liquidated damages for delayed delivery under Paragraph 10.9 hereof.

5.5 The Seller shall, within 72 hours after each batch of cargos are made ready for transport and transport vehicles are dispatched, notify the Buyer of ex-factory date and the following items of the batch of cargos in writing:

Contract No.;

(1) Contract No.

(2) System No.;

(3) Date of shipment;

(4) Cargo name, price and no.;

(5) Gross weight of cargos;

(6) Gross volume of cargos;

(7) Total number of packing cases and packing manner

(8) Name, weight, volume and number of each batch of cargos whose weight exceeds twenty tons (inclusive twenty tons) or whose dimension goes beyond 9m x 3m x 3m. Each set of the equipment (parts) of this kind shall be marked with place of center of gravity and sustained center and accompanied by sketches.

(9) Special articles (i.e. flammable articles, explosive articles, toxic articles and other devices or articles having special requirements upon environmental factors like temperature as well as vibration during transportation) must be specially marked with name, nature, special protection measures, methods of preservation and methods for accidental events.

(10) Supply list of the batch of the equipments.

5.6 The cargos not listed in Appendix 6 shall be delivered according to installation progress.

5.7 The buyer may dispatch a representative to the Seller’s factory and shipment station to check packing quality and monitor loading situation. The seller shall inform the buyer of the delivery date 15 days in advance. If the representative of the buyer can not participate in inspection in time, the seller has the right to send out goods. Inspection and monitoring of the above mentioned representative may not relieve the seller of its due liabilities.

5.8 Upon arrival of each batch of equipments, the Buyer shall notify the Seller to check the quantity and the authorized representative of the Buyer and the field representative of the Seller will sign the “Mate’s Receipt” which shall be made in duplicate with one for each party hereto after confirmed that the appearance and packing of cargos are intact.

In the event of damage to the packing during transportation process, the authorized representative of the Buyer will check the damaged equipment/ component with the field representative of the Seller. If the equipment/ component is confirmed to be intact, the “Mate’s Receipt” may be signed. Once the equipment/ component is found to be lost or damaged, the Seller shall inform insurance company and carrying department in time and make up the lacked cargo as soon as possible.

5.9 Upon received each batch of equipments, the Buyer shall inform the Seller to implement on-site open package inspection together. The authorized representative of the Buyer and the field representative of the Seller will sign the “Inspection Certificate” which shall be made in quadruplicate with two for each party hereto after confirmed that the packing of cargos is intact. When the imported corollary equipments are implemented open package inspection, the field representative of the Seller shall provide two copies of Commodity Inspection Certificate for the imported corollary equipments issued by Commodity Inspecting and Testing Bureau to the Seller.

5.10 Where the devices (parts) supplied are damaged due to the Seller’s carelessness or negligence or potential defects within guarantee period, so that spare parts of the Buyer in stock are used to replace damaged devices or parts, the Seller shall make up these devices or parts used free of charge, which shall be delivered to the designated destination for free within 3 months, with notice to the Buyer.

5.11 The Seller shall, according to the provisions of Appendix 1 and Appendix 3, provide the Buyer with technical data necessary for design, supervision, construction, commissioning, testing, inspection, training, operation and maintenance of wind farm. Refer to Appendix 3 for the quantity and contents of the technical data. The list of the above-mentioned technical data and progress of delivery as defined in Appendix 3 shall be respectively listed.

5.12 The technical data shall be delivered by express mail. After each batch of technical data is mailed, the Seller shall inform the Buyer by fax of mailing date, mail no. detailed list of technical data, quantity & weight, contract no. within 12 hours.

5.13 The actual delivery date is considered as the postal mark date on the consignment notice of the postal department. This date will be used as the basis for delay penalty calculation for any late document delivery according to Paragraph 10.10 hereof.

If it is found that technical documents are missed, lost or damaged after checked by representatives of the buyer or seller, the Seller shall supplement and provide to the site the missed, lost or damaged parts thereof for free within 7 days (3 days for urgent affairs) upon receiving notification of the Buyer.

5.14 The Seller shall deliver in strict accordance with the delivery schedule of the Contract. The Seller who is required advance delivery on account of causes of the Buyer shall try to cooperate but the Buyer shall inform the Seller in advance so that the Seller can arrange necessary production and transportation time to meet the requirements of actual delivery. The Buyer shall understand and pay according to the actual arrival time in the event that the requirements of advance delivery cannot be met due to the actual production cycle and transportation. The Seller who is required to postpone delivery on account of causes of the Buyer shall cooperate and delivery according to the new delivery time required by the Buyer without charges of the Buyer.

5.15 Receiving Unit: Jilin Fengshen Yongmao Wind Power Co., Ltd.

5.16 Technical data are expected to be sent to:

Unit: Jilin Fengshen Yongmao Wind Power Co., Ltd.

Address: (it is subject to the address notified by the Buyer through fax)

Post Code: __________________________

5.17 Technical correlated data are expected to be sent to:

Unit: Jilin Fengshen Yongmao Wind Power Co., Ltd.

Address: (it is subject to the address notified by the Buyer through fax)

Post Code: __________________________

Chapter 6 Packing and Mark

6.1 All the cargos delivered by the seller shall comply with provisions in the national standard GB191-2000 on packing, storage and shipping direction mark and firm packages applicable to long-distance transport, repetitious moving, loading and unloading specified by the goods carriage acceptance department to ensure that the contract equipments can be transported to the site safely and inpactly.

The packaging shall be complete and intact during transport, loading and unloading process equipped with vibration-reducing and impact-proofing measures. If the packages can not prevent the equipments from damages caused by vertical and horizontal added speed during transport, loading and unloading process, the seller shall solve the problem in the design structure of equipments.

The contract equipments shall be properly painted by the Seller, to adapt to transport conditions on both land and sea and satisfy the needs of frequent lifting, unloading and long-term open-air stacking, so as to avoid mechanical and chemical damages caused by sleet, moisture, rust, corrosion and vibration. In the event that packing and preventive measures adopted by the Seller which have any defects at variance with the requirements mentioned above lead to the damages to the contract equipments (including rusting, corrosion, etc.), the Seller shall be responsible for repairing or changing the damaged parts and bear all the expenses by itself.

The Seller shall package in accordance with different shapes and characteristics of the contract equipments and the equipments shall be provided with protective measures against moisture, mildew, rust and corrosion according to their characteristics and the needs to ensure that the cargos can be safely delivered to installation site of the contract equipments without any damage or corrosion.

Before product packing, the seller is responsible for checking and cleaning according to parts and sets without foreign things left and guaranteeing complete parts and components.

6.2 The seller shall mark clearly to the parts in bulk in packing case and each bundle cargo which must correspond with the component number, part number in the assembly drawing. The marker must simplify identify, be not so easily lost and be not easy to erase. The marker shall be not influence of aesthetic of the installed equipment and system.

6.3 The seller shall print the following marks at the four neighboring sides of each packing box in Chinese characters with striking unfading paint:

(1) Contract No.;

(2) Destination station;

(3) Names of supply and receiving units and the code of the receiving unit;

(4) Equipment name, generator system number and drawing number;

(5) Box No. / Piece No.；

(6) Gross weight/net weight (kg);

(7) Volume (length × width × height, expressed with mm).

For cargos with or exceeding two tons, the side of the packing box shall be indicated with center of gravity and hoisting point with common mark and pattern for the convenience of loading, unloading and transport.

Conventional signs like “Be Careful”, “Be Up”, “Against Moisture”, “No Fall”, “Against Heat”, “Away from Radioactive Source and Heat Source”, “Lift Here”, “Center of Gravity”, “Stacking Weight Limit”, “Stacking Layer Limit” and “Temperature Limit” shall, according to the characteristics of the devices and their transport and loading/unloading requirements, be given at conspicuous places of packing boxes, and shall meet the provisions of GB191 and GB6388.

6.4 For nude packed cargos, the above mentioned relevant contents shall be indicated with metal label or directly on the equipment. Large cargos shall be equipped with sufficient support or packing cushions and the expenses shall be borne by the Seller.

6.5 In each packing box, detailed packing list for names of sub-items, quantity, price, set No., drawing No., qualification certificate and technical specification in duplicate. There shall be one ex-work quality certificate and technical specification in duplicate in the packing boxes of outsourcing parts. Another two copies of above materials shall be sent to the receiving unit by mail.

6.6 Spare parts and special tools as listed in Appendix 9 shall be packed respectively with above contents and “spare parts” or “special tools” marked on packing boxes, and shall be shipped together.

6.7 The Seller shall label the packaged or batched bulk parts and labels shall be written in clear Chinese print with relevant contents of Section 6.2.

6.8 Bulked parts for various equipments and materials shall adopt good packing method and put into suitable box, and shall be car load ship if possible.

6.9 Latticed box and/or similar packages shall be capable of containing equipments and spare parts that may not be stolen or damaged by other substances or rain.

6.10 All ports of all pipes, pipe fittings, valves and other equipments must be protected with covers or otherwise properly protected. The equipments required N2 injection to protect its transportation shall be implemented N2 injection and provided with nitrogen cylinder with indicating instrument.

6.11 The seller and/or other sub-contract shall not indicate any two boxes with one box No.. The package shall be numbered successively. During the whole process of shipping, the number of the package shall be successive all the time.

6.12 For cargos with bright and cleaning process surface in need of accurate assembly, the process surface shall be protected with fine and durable layer (no paint is allowed) to prevent the occurrence of rust corrosion o r damages before installation.

6.13 The seller shall, 6 weeks after the contract comes into force, use packages applicable for long-distance, repetitious moving, rain prevention and humidity prevention for the technical materials delivered and files together with equipments. The cover of each technical material package shall indicate the following contents:

(1) Contract No.；

(2) Names of supply and receiving units;

(3) Destination station；

(4) Gross weight；

(5) Box No./Piece No.

In each material package, one original and two duplicate copies of a detailed list of technical documents indicating technical materials’ sequence No., Document Item No., Name and pages shall be attached. The quantity of materials which shall be submitted is subject to the provision of Appendix 3.

6.14 Where the cargos are damaged or lost because of the bad packing or keeping of the seller, anytime or anywhere, once validated, the seller shall be responsible for timely repairing, replacement or compensation according to Chapter 10 of this contract. When the cargos are damaged or lost during the transport, the seller is responsible for negotiate with insurance company and transport-undertaking department, and at the same time shall supplement the cargos as soon as possible to the buyer to meet the demand of construction period.

6.15 The enterprise logo of the Buyer shall be painted on side of the engine room before delivery. The Buyer shall send the electronic logo to the Seller one month before delivery.

Chapter 7 Technical Services and Liaison

7.1 The Seller shall provide all services like technical guidance, technical assistance and technical training for engineering design, equipment supervision, inspection, civil engineering, installation, commissioning, acceptance, performance acceptance test, operation and overhaul of the contract equipments.

The Seller shall appoint its representative to provide technical services and guide the Buyer to carry out installation, sub-system commissioning and starting at site according to the Seller’s technical data, and the representative shall be responsible for solving any and all problems as to manufacture quality and performance during installation and commissioning of the contract equipments.

7.2 The Seller shall submit two copies of organization plan for services as defined in Article 7.1 and Article 7.2 to the Buyer by express mail within 1 month upon entry into force of the Contract.

7.3 Both parties shall define the time of technical liaison meeting within 15 days after the Contract initialed.

7.4 The Buyer is entitled to participate in the technical design of the Seller, and the Seller shall be obliged to invite the Buyer to participate in technical design, if necessary, and explain to the Buyer technical design.

7.5 In case big problems arise and require the immediate negotiation of both parties, then either of the two parties can propose a meeting and generally the other party shall agree to attend the meeting.

7.6 Both parties hereto shall sign meeting or liaison minutes in connection with all meetings and other liaison modes, which shall be binding upon them. If contract clauses need to be modified, the approval shall be obtained from legal representatives of both parties, and modified version shall prevail. In the case of major modifications to technical schemes and/or contract price, such modifications shall be reported to the approval authority of the original contract and may be implemented upon approved by this approval authority.

7.7 In the event that the Seller wants to modify the technical schemes for installation, commissioning and operation proposed by the Seller and agreed by both parties hereto at the liaison meeting, it shall inform the Buyer and implement upon confirmation by the Buyer. Buyer shall have the right to propose alteration or modification to adapt to the requirements of site conditions with written notice to the Seller, and the Seller shall give full consideration thereto and satisfy the Buyer’s requirements as much as possible.

7.8 The buyer is entitled to distribute the materials related to the contract equipments provided by the seller to all parties involved in the project, and no forms of tort thus arises. However, in no circumstances shall the materials be provided to the third party who is not involved in the project.

7.9 As to the materials of the seller and the buyer which are sealed with “CONFIDENTIAL”, both parties undertake the confidentiality liabilities and obligations.

7.10 In case the seller’s sub-contractor needs to provide technical service related to the contractual equipments or works in the site, it shall be organized by the seller and approved by the buyer. All the expenses shall be borne by the seller itself.

7.11 The seller (including subcontracting and outsourcing) shall undertake the full liability for supply, equipment, technical interface and technical service involved in the contract.

7.12 The Seller shall be obliged to provide interfaces and technical assistance for other devices connected with the Contract Plant, without rising the Contract Price.

7.13 The technicians who are sent to the site by the Seller to offer services shall be experienced and competent. The list of the technicians to be sent to the site shall be submitted to the Buyer for confirmation within 1 month upon entry into force of the Contract.

The Buyer has the right to suggest replacing seller’s field service personnel who fail to meet the requirements, and the Seller shall assign new technicians recognized by the Buyer according to the demands on site. In case the seller fails to make a reply to the request for replacing incompetent technicians by the buyer within 5 days, it shall be regarded as the delay of the project according to Paragraph 10.11.

7.14 The seller shall be liable for the loss caused by the technicians’ negligence or faults in instructing the installation and commissioning by the seller’s failure in assigning personnel for instruction according to the requirements.

7.15 Refer to Appendix 7 for the specific requirements of technical service and liaison.

Chapter 8 Quality Supervision and Inspection

8.1 Supervision

8.1.1 The Seller shall provide the Buyer with the list of design, manufacture and inspection standards for the contract equipments within 1 month upon entry into force of the Contract. These standards shall comply with the provisions of Appendix 1 and Appendix 7 hereto.

8.1.2 The Buyer shall entrust the supervision unit with the supervision qualification to supervise the manufacture of the contract equipments or supervise by himself. The Buyer or supervision unit shall carry out supervision and pre-delivery inspection, understand the situation of assembly, inspection, test and packaging of the equipment, and affix his signature.

Supervision and inspection standards are listed in Appendix 1 and Appendix 7. The Seller shall be obliged to assist with supervision, and shall timely provide relevant data and standards during supervision, without receiving any expense caused accordingly.

8.1.3 The scope of supervision and detailed supervision, inspection and witness items are as shown in Appendix 7.

8.1.4 The Seller must provide for supervision and inspection by the supervision representative and field representative:

8.1.4.1 Production plan for the whole set of equipment and actual monthly production progress and monthly inspection plan before the materials are fed for each contract equipment.

8.1.4.2 Supervision contents and inspection time of the equipment 7 days ahead.

8.1.4.3 Standards (including factory standards), drawings, data, processes and actual process and inspection records (including intermediate inspection records and/or non-conformity reports) relating to the supervision of the contract equipments and relevant documents and copies as defined in Appendix 5.

8.1.4.4 Give working and living convenience to the supervision representative and field representative.

8.1.5 Supervision checking/witness (usually on-site witness) should not affect the producing schedule in gear (not including shutdown checking when significant problem appears), and should take practical producing course of the seller into account.

If the supervision representative can not arrive to the locale on the informed time from the seller, testing work of the seller’s factory can be on the rails, with the results in effect, but the supervising representatives have the right to know, consult and copy the report and results of checking and testing after (transfer to documentary witness).

If the Seller checks separately without informing supervision representative, the Buy will not accept the checking results, and the Seller should test with the buyer’s representative on the site and bear relevant expenses.

8.1.6 Through supervision, while finding equipments and materials have quality defects or not matching standards and packing in the contract, supervision representative is entitled to make remarks and not to sign. And the Seller should improve to ensure product quality.

No matter the supervision representative knows or claims to know, the Seller has the responsibility to tell initiatively and timely the big quality defects and problems through fabrication of contractual equipments. Keeping back is not allowed and the Seller should not handle separately when the supervision representative knows nothing about it.

8.1.7 No matter whether the supervision representative attends supervision and leaving factory check, sign the supervision and check report or not, it can not be considered as the seller can be relieved from the quality insurance responsibility in Clause 10 of the contract, and it can not relieve the Seller from the responsibility for the equipment quality.

8.2 Factory Inspection and On-site Open Package Inspection

8.2.1 All contract equipments/components (including subcontracting and outsourcing) supplied by the seller should be checked and tested strictly through producing process, and parts (or the complete machine) should be equipped and tested before leaving factory. All the check, test and assembling should be recorded formally. The qualified equipments /parts will leave the factory and be dispatched upon the completion of the aforesaid work.

All the formal recording files as well as certificates of approval shall be sent to the Buyer by express mail as a part of technical data for archiving. In addition, the Seller shall provide certificates and quality certificate in the mandatory documents.

Generator sets test shall guarantee the 100% bench location test of the contract equipments; sampling inspection of 8% of the total amount of the contract equipments shall be implemented for full power trial.

8.2.2 The Seller shall arrive on the site in time and count & check the packaging, exterior and number of pieces in accordance with waybill and packing slip together with the Buyer upon receipt of notice from the Buyer after the cargo has arrived at the destination. In case any identified non-compliance proves to be attributable to the Seller after the confirmation of both Parties hereto, the Seller shall be held responsible and work out a solution to such non-compliance.

Upon the arrival of cargo on the site, the Buyer shall carry out open package inspection as soon as possible to check the quantity, specification and quality of such cargo. The Buyer shall notify the Seller of the open box inspection date 7 days prior to such inspection and the Seller shall dispatch inspectors to participate in the on-site inspection work. The Buyer shall provide working and life conveniences for the inspectors sent by the Seller.

Where the inspectors dispatched by the Seller fail to show up at the inspection site on time for the open box inspection, the Buyer will be entitled to open boxes and inspect on its own. The inspection results and recording shall be effective for both Parties hereto and shall serve as a valid evidence for the Buyer to claim for compensation from the Seller.

Where the Buyer open packages arbitrarily without issuing a notice to the Seller or the batches es of each batch of equipments still remain sealed after 6 months since the arrival thereof (date of arrival is subject to the date that the Buyer signs for the receipt), the consequences incurred thereof shall be borne by the Buyer.

8.2.3 Should any damage, defect, shortage or non-compliance to the quality criteria and specifications provided herein due to reasons attributable to the Seller (including transportation) have been identified during on-site inspection, a record thereof shall be compiled and signed by the representatives of both Parties hereto, with each Party holding one. Such record shall serve as the evidence for the Buyer to claim for repair and/or replacement and/or compensation against the Seller; in case the Seller entrusts the Sub-contractor of the project to repair damaged equipment, all the expenses in connection with the equipment repair shall be borne by the Seller.

In case of damage or shortage due to reasons attributable to the Buyer, the Seller shall furnish or replace corresponding parts as soon as possible upon the receipt of notice from the Buyer. However, all the costs shall be borne by the Buyer.

8.2.4 In case the Seller raises any objection against the aforesaid requirements including repair, replacement and claim for indemnity proposed by the Buyer, such objection shall be raised within 7 days upon the receipt of a notice in written form from the Buyer. In the event of such objection, the Seller shall dispatch representative to the site at its own cost to carry out re-inspection jointly with the Buyer.

8.2.5 Where the representatives of both parties hereto fail to reach a consensus with respect to the inspection record of the joint inspection, a third party inspection institution entrusted by the Buyer hereto or the authorized inspection institutions of both parties hereto will carry out inspection. The inspection results shall be biding upon both parties hereto and all the costs shall be borne by the responsible party.

8.2.6 Upon the receipt of the claim for compensation by the Buyer in accordance with articles 8.2.2 to 8.2.5 herein, the Seller shall promptly repair, replace or supplement the absent parts according to the provisions of Paragraph 8.2.7. Such expenses as manufacturing fee, repairing fee, transportation fee and insurance fee as well as inspection fee incurred thereof shall be borne by the Seller. The aforesaid claimed compensation shall be deducted from the Performance Guarantee the next payment by the Buyer.

8.2.7 The Seller shall repair, change or re-supply the missing, lost, imperfect or damaged parts within ten (10) days for free upon receipt of notice of claim from the Buyer and bear all direct costs for transporting the cargos to the installation site and all expenses paid by the Buyer for such repair, change and re-supplied parts if such are caused by the Seller. In the event that it cannot be completed in accordance with above time due to special reasons, the Seller shall submit written report to the Buyer, then the time for the repairing or replacement of equipments or parts due to reasons attributable to the Seller, under the premise of no influences upon the construction progress of the Wind Farm, can be properly postponed upon written approval of the Buyer but shall not exceed 20 days after the identification of any defect, damage or shortage. Otherwise article 10.11 shall apply.

8.2.8 The time for the Buyer to claim indemnity for problems found in open package inspection shall be within 6 months after the cargos implemented open package inspection.

8.2.9 The various inspections as illustrated in articles 8.2.2 to 8.2.8 only refer to arrival inspections on-site. Where no problem has been identified or the Seller has carried out replacement or repair in accordance with the claim requirements, it shall not be deemed as the exemption of quality guarantee responsibility undertook by the Seller in accordance with the specifications of Chapter 10 herein and Appendix 1 hereto.

Chapter 9 Installation, Commissioning, Trial Run and Acceptance

9.1 The contract equipment shall be installed by the Buyer in accordance with the technical data, inspection criteria, drawings as well as instructions provided by the Seller who shall be responsible for the commissioning and trial run of the contract equipments with the Buyer’s participation. The overall installation process must be carried out under the guide of the on-site technical service personnel sent by the Seller. The important working procedures (Refer to Appendix 7) which shall be provided by the Seller shall be confirmed with signature of the on-site technical service personnel sent by the Seller.

During installment, if the installment is not comply with the technical information provided by the seller and the guidance of the technical service on site or no signature confirmation of the technical service on site, the related responsibility(not including the question of the equipment) will be born by buyer; If the installment is comply with the technical information provided by the seller and the guidance of the technical service on site or no signature confirmation of the technical service on site, the related responsibility will be born by seller

9.2 The technicians sent by the Seller shall illustrate the installation methods and requirements prior to the installation. During the process of installation, the technicians sent by the Seller shall offer technical guidance/supervision service for the installation work and participate in the inspection & testing of the Contract Plant’s installation quality of every machine unit for the sake of ensuring indices and stable operation.

After installation of each single set of contract equipment, the Seller and the Buyer shall further verify and confirm the installation works. They shall jointly sign an acceptance certificate for installation completion in two originals with each Party holding one. Such certificate shall not exempt the Seller from responsibilities during trial run, performance acceptance testing and guarantee period as well as responsibilities for the non-compliances of technical performance and guarantee to the stipulations provided herein.

The acceptance after the completion of the contract equipments shall be carried out in accordance with the requirements in Appendix 1 and 7.

9.3 After signed the acceptance certificate for installation completion by both parties, the Seller shall carry out commissioning in accordance with the requirements of technical specification. The Seller shall submit detailed procedures of commission through negotiation with consensus of both parties hereto 30 before the commissioning. During the period of installation and commissioning, if the contract equipments fail to reach the requirements as prescribed in Appendix 1, both parties shall investigate & dispose together and take proper measures to eliminate defects and/ or make the installation & commissioning implemented successfully. The required time for commissioning shall meet the requirements of on-site installation, or it shall be regarded as the delay of the project according to Paragraph 10.11.

9.4 Having passed the commissioning and function test, the fan units shall implement safe, consecutive (except external factors of wind turbine generator system) and stable on-load trial run lasting for 204 hours according to the running mode as prescribed by Appendix 1. In the event that the contract equipments fail to pass the trial run, the Seller shall repair & replace defected equipments at its own cost and re-implement the trial run. All relevant expenses shall be borne by the Seller.

After the unit generator set passed the trial run, provisional certificate shall be signed; and the contract equipments shall enter into warranty period.

9.5 The performance acceptance test shall be carried out after all equipments of the generator set ran stably with rated wind speed reaching rated output and completed the consecutive and stable running lasting for 204 hours. In the case that such performance acceptance test fails to be implemented on schedule due to the Seller, the testing time shall be postponed correspondingly.

The performance acceptance test aims to testify whether this set of unit meets various technical performances and guarantee indices. The third party shall be in charge of the acceptance and the Seller shall participate therein. Whereas the evaluations for power curve guarantee and availability guarantee will be implemented within the quality guarantee period, such two performance test shall not be included in performance acceptance test.

Should the contract equipments satisfy various performances and guarantee value indices as specified in Appendix 1 hereto upon the completion of the performance acceptance testing, the Buyer shall sign the preliminary acceptance certificate of the contract equipments with the counter signature of the Seller within 10 days thereafter. Such certificate shall be made in duplicate with each party holding one.

In case the contract equipments fail to meet one or multiple guarantee indices as specified in Appendix 1 and 7 hereto, Paragraph 9.6 and Paragraph 10.6 shall apply.

9.6 Under the premise of not affecting the safe and dependable operation of each set of contract equipments, where the Seller is deemed as being responsible for some identified rare and tiny defects in accordance with the provisions herein and the Seller has remedied the aforesaid defects for free within the time determined by both parties hereto through negotiations, the Buyer will agree to sign the preliminary acceptance certificate of this set of equipment.

9.7 In case the first performance acceptance testing fails to reach one or multiple performance guarantee values as specified in Appendix 1 and 7 hereto, both parties hereto shall make joint efforts to analyze reasons thereof and clarify responsibilities. The responsible party shall take measures and a second acceptance testing shall be carried out within 2 months after the adoption of remedial measures.

In case the Seller is held liable, the Seller shall take effective measures at its own cost so as to make the second performance acceptance testing fulfill the technical performances and/or guarantee indices. The Seller shall undertake all the direct expenses including but not limited to:

The expenses incurred by replacing and/or repairing equipment and materials;

The expenses incurred by the technicians sent by the Seller to participate in the second performance acceptance testing;

The expenses incurred by the personnel of the Buyer participating in the repair;

The expenses incurred by the tools and equipment used for the second performance acceptance test;

The expenses incurred by the materials and consumables except fuel used for the second performance acceptance test;

All the transportation and insurance expenses incurred by the replacement and/or repair of equipment as well as the outgoing from and arrival at the wind farm site of materials

9.8 After the second performance acceptance test is finished, if one or more indicators fail to reach performance guarantee values as defined in Appendix 1 and Appendix 5 hereto, both parties hereto shall study and analyze the causes and clarify the responsibilities:

If the failure is caused by the Seller, Chapter 10 hereof shall govern.

If the failure is caused by the Buyer, the contract equipments shall be deemed to pass preliminary acceptance, within 10 days after which the Buyer’s representative shall sign the preliminary acceptance certificate countersigned by the Seller’s representative, which is made in duplicate with one for each party. Then the Seller shall still be obliged to provide technical assistance for the Buyer and take various measures with the Buyer, so that the Contract Plant can reach technical properties and guarantee indicators as defined in this Contract.

9.9 After each set of contract equipments has run for 240 hours, if the performance acceptance test is delayed for more than 6 months due to the Buyer, the Buyer shall sign the preliminary acceptance certificate of this set of contract equipments which is countersigned by the Seller within 15 days thereafter.

9.10 In despite of each set of the contract equipments undergoing one or two performance acceptance tests, the Buyer shall, within two years as of the date when the preliminary acceptance certificate is issued and within 15 days after the claim for compensation is settled, sign and issue the final acceptance certificate for the Contract Plant under Paragraph 10.4.

9.11 The preliminary acceptance certificate issued under Paragraph 9.4, 9.5, 9.6, 9.8, 9.9 and shall only be taken as a proof that the properties and parameters of the Contract Plant supplied by the Seller may be accepted under this Contract up to the date when the said certificate is issued, and shall not be used as an evidence that the Seller is relieved of the responsibility for any potential defect in the Contract Plant which may cause damages thereto; in the same way, the final acceptance certificate shall not be regarded as an evidence that the Seller is relieved of the responsibility for any potential defect in the Contract Plant which may cause damages thereto.

Potential defects refer to hidden troubles in the equipment, which can not be detected during manufacture under normal circumstances. The Seller shall be responsible for correcting such potential defects within 3 years as from the date of final acceptance. When detecting such potential defects (as confirmed by both parties hereto), the Seller shall provide repair or exchange as per Paragraph 5.11 and Paragraph 10.3 hereto and bear relevant expenses.

9.12 At any time during the term of this Contract, where inspection, test, re-test, repair or exchange is needed on the part of the Seller, the Buyer shall, as requested by the Seller, make arrangement and assist with such work. The Seller shall bear any and all expenses arising from repair or exchange and its persons. If the Seller entrusts the Buyer’s construction persons to process and/or repair or replace the equipment, or the re-work is caused by the errors in design drawings supplied by the Seller or misguide by the Seller’s technical service persons, the Seller shall pay to the Buyer relevant expenses calculated via the equation as below (all expenses are to be calculated at the rate when the said events occur):

Ｐ＝ａh+M+cm

Where, P—total expenses (Yuan)

a＿＿labor costs (Yuan/h-man), 250 Yuan/h-man for technicians and 80 Yuan/h-man for laborers;

h＿＿man-hour (h-man)

M＿＿material expenses (Yuan)

c＿＿machine team number (set-shift)

m＿＿machine team cost of each set of equipment (Yuan/ set-shift)

9.13 Whether the loss or damage of the contract equipments are caused by the Seller or the Buyer, the Seller shall deliver the devices for replacing or making up such lost or damaged devices as soon as possible and then define which party shall bear the expenses of above equipments.

9.14 Within the service life of the equipments, in the event that the Seller intends to stop production of or be unable to produce some spare parts, it shall recommend updated and replaced products of such spare parts. If there are no updated and replaced products, it has the obligation to notify the Buyer in advance so that the Buyer has adequate time to place an order for a last purchase of necessary spare parts from the Seller, and it has the obligation to provide drawings, templates, tools, dies and technical instructions of these spare parts free of charge, so that the Buyer can manufacture necessary spare parts for the contract equipments. The manufacture by the Buyer of these spare parts does not constitute any infringement upon the parent and industrial design right, provided that the Buyer shall return the articles above in due course in reasonable mode and state after use.

9.15 Within 20 years as of the effective date of this Contract, the Seller shall be obliged to provide all new or improved running experiences and improving data concerning technology and security as to the wind farm free of charge. The Seller’s disclosure of these documents above shall not constitute transfer of any patent, permit, technology, and the Buyer’s use of the above-mentioned materials shall not constitute any infringement, but the Buyer shall not provide the materials to any third party who is not concerned.

9.16 Power curve guarantee evaluation

The Buyer can specify the time bucket for power curve test independently and arrange the power curve performance evaluation for one generator according to on-site wind regime and production operation situations.

The Buyer shall arrange the test and acceptance of power characteristic curve with participation of the Seller. The third party (it refers to test and/or accrediting body approved by General Administration of Supervision, Inspection and Quarantine) shall verify the test and acceptance. Refer to guarantee & test for power curve of wind generators in Appendix 8 for the verification method.

If a third party recognized by both parties can not be defined within 30 days after the Buyer proposed the negotiation for the third party, the Buyer is entitled to employ the test and/or accrediting body approved by General Administration of Supervision, Inspection and Quarantine or recognized by international by itself to carry out the test. The test results shall be final and the first test costs shall be borne by the Buyer.

In the event that the power curve performance test fails to reach the indices, the Buyer shall bear the responsibility. The Seller shall make the contract equipments reach test indices at its own cost within 3 months and shall bear the costs for the second test. Even if they reach the indices at second test, the Seller shall still compensate the corresponding sale electric quantity losses (electricity generation losses ×on-grid price of the Project) of electricity generation losses resulted from unqualified power curve during the period from commissioning of fans to the second test at which the equipments reach the indices. Refer to guarantee & test for power curve of wind generators in Appendix 8 for method of calculation for electricity generation losses. If the second test and acceptance still fail, the Seller shall be deemed to have breached the Contract, and Paragraph 10.7 shall apply.

9.1 Availability guarantee test

The cycle of availability guarantee test for unit generator set and a generator shall be 5 years as of the date that pass certificate for trail run is signed. Availability test shall be implemented by year (the test year is different from calendar year). Refer to equipment availability test within warranty period in Appendix 8 for the verification method. The test costs shall be borne by the Buyer. If the final acceptance fails to reach indices, the Seller shall bear the responsibilities and the warranty period shall be postponed correspondingly. The Seller shall make the contract equipments reach test indices at its own cost within 3 months and shall bear the costs for the second test. Even if they reach the indices at second test, the Seller shall still compensate the corresponding sale electric quantity losses (electricity generation losses ×on-grid price of the Project) of electricity generation losses resulted from unqualified availability during the period from commissioning of fans to the second test at which the equipments reach the indices. Refer to equipment availability test within warranty period in Appendix 8 for method of calculation for electricity generation losses. If the second test and acceptance still fail, the Seller shall be deemed to have breached the Contract, and Paragraph 10.7 shall apply.

Chapter 10 Guarantee and Claim

10.1 The guarantee period refers to five years as from the date of signing the Preliminary Acceptance Certificate of each set of contract equipment (signing the Final Acceptance Certificate). The guarantee period shall be pursuant to chapter 9 and chapter 10.

10.2 The Seller shall guarantee that the supplied contract equipment is completely new with advanced and mature technology and fine quality, and the model selection of the equipment conforms to the requirements of safety, reliability, economic operation and easy maintenance.

The Seller shall guarantee that the technical data delivered according to the Appendix 3 is complete, uniform, correct and accurate in contents and can meet the design, installation, debugging, operation and maintenance requirements of the contract equipment.

The Seller’s guarantee period for each set of equipment shall last until the issue of the Final Acceptance Certificate by the Buyer.

10.3 In case of replacement needed, the seller shall bear all costs incurred until the replacement at site is completed. The replacement or repair shall be made within 15 days (within 30 days for the outsourced parts) upon when it is proved to be the fault of the seller, or else, it shall be subject to Paragraph 10.11.

Where the equipment damage is caused by the buyer’s construction, installation or commissioning not in accordance with the technical documents, drawings, instructions as well as the guidance of the seller’s technical service staff at site, the buyer shall be responsible for the repair and replacement, but the seller is bound to supply the parts necessary for the buyer’s replacement. For the parts in urgent need, the seller shall deliver them in the fastest means of transportation. All costs incurred hereof shall be borne by the buyer.

10.4 After the guarantee period of each set of equipment specified in the Contract is expired, the Buyer shall issue the Final Acceptance Certificate of the contract equipment to the Seller within 15 days upon expiration of the guarantee period. Within this period, the Seller shall satisfy claim and compensation lodged by the Buyer prior to the expiration of guarantee period. However, the Seller shall not be liable for the loss due to improper maintenance and false operation.

10.5 Within the guarantee period, where the contract equipment supplied by the Seller is found defective or damaged, if it is due to the Seller’s fault, the Buyer is entitled to claim against the Seller. In case the Seller dissents from the claim, it will be subject to Paragraph 8.2.4 and 8.2.5. Or else, upon receiving the claim documents from the Buyer, the Seller shall repair or replace without charge or compensate or commission the Buyer to arrange the overhaul. The expenses for replacement and transportation and the insurance fee incurred hereof until to the installation site shall be borne by the Seller.

10.6 In the event that replacement or repair of defective equipment is needed due to the Seller’s fault, so that the installation of contract equipment is delayed or its transportation is suspended, the guarantee period shall be extended accordingly as per the time for repair and replacement.

10.7 If, due to the reasons of the Seller, after the performance acceptance test as specified in Article 9, each set of Contract Plant still can’t satisfy one or many indicators defined in Appendix 1 in the second acceptance test, or if the standards for power curve examination and availability is not reached or quality problems arise, the Seller shall compensate for all the problems. The Buyer has the right to adopt one of or more than one of the following remedial measures:

1) Prolong the guarantee period; the Seller shall repair the equipments at its own expenses and shall compensate the buyer for all the loss of generating capacity before performance guarantee value meets the standard; the compensation period shall cover all the time before the Buyer signs the Final Acceptance Certificate;

After the Seller submits the compensation, the seller, within the period stipulated by the Buyer, also has the obligation to make sure that the equipments satisfy the indicators specified in the technical part of the Contract at its own expenses. If the Seller fails to repair the defective equipments under the Contract within the period stipulated by the Buyer, then the Buyer has the right to choose other qualified suppliers to conduct all the repairs or remedy any problems which is not allowed in this Contract. All the expenses and risks incurred herein will be borne by the Seller.

2) Calculate the compensation for the loss of generated electricity in 20 years at a discount rate of 5%, but the total compensation shall not surpass the actual loss of the Buyer. Once the compensation is made by the Seller, the Seller shall no longer be responsible for the obligations concerning the current compensation, and the Buyer shall sign the Final Acceptance Certificate.

Calculate the performance compensation according to the actual deviation if it does not amount to a compensation unit. If the above mentioned performance guarantee values are not satisfied at one or more than one places at the same time, then the compensation amount shall be the sum of all the compensations for every value unsatisfied.

Other requirements for performance guarantee specified in the appendices which are not included in the above terms shall also lie in the scope of examination.

After the Seller submits the compensation, the Seller shall still be liable to provide technical support for the Buyer and adopt any measures (including the replacement of equipment) to make sure that the equipments satisfy all the economic indicators and the technical requirements (see Appendices) of this Contract. All the expenses incurred herein shall be borne by the Seller.

The Buyer shall agree to perform Preliminary Acceptance and issue the Preliminary Acceptance Certificate on the same day when all the compensation are paid by the Seller and the qualified replacements of the equipments provided by the Seller are accepted by the Buyer.

10.8 In case that every set of equipment has serious defect (e.g. poor performance) for which the Seller is responsible during the guarantee period, then the guarantee period shall restart from the date the defects are corrected.

10.9 If the Seller fails to deliver the products on the date specified in Appendix 6 of this Contract, and if the delay in delivery is not caused by the Buyer or is not because of the demand of the Buyer or is not because of force majeure, then the actual delivery date shall comply with paragraph 5.1 and 5.4, and penalty shall be paid to the Buyer in the ways as specified in the following:

Being postponed for 1-4 weeks, the penalty reaches 1% of the sum price of the delayed equipments for each week;

Being postponed for 5-8 weeks, the penalty reaches 2% of the sum price of the delayed equipments for each week;

More than 9 weeks (including 9 weeks), the penalty reaches 4% of the sum price of the delayed equipments for each week;

Less than a week will be counted as a full week.

The total sum of the penalty of a set of equipment shall not surpass 10% of the total price of this set of equipment.

The performance of paying the penalty shall not exempt the Seller from its obligation to finish delivery under the Contract

More than three months’ delay in delivery of equipments which have major impact on installation shall allow a penalty of more than 10% of the total price of this set of equipments from the Seller to the Buyer. At the same time, the Buyer may cancel part of or all parts of the Contract. When other clauses conflict with this one, this one shall prevail.

10.10 If the Seller fails to deliver documents on the date as required in Appendix 3 and Appendix 6 of this Contract and adversely affect the schedule of the works, the Seller shall pay a penalty of RMB 10,000 per work per day until all the documents are submitted to the Buyer. The penalty shall be doubled in case of severe consequences for the works, and the Seller shall compensate for all the direct economic losses incurred herein of the Buyer. The calculation of the time of delay shall comply with paragraph 5.14.

The Seller shall present the works design coordination documents to the company responsible for the design of the works under this contract within 5 days after receiving Letter of Acceptance.

10.11 In case of delay in performing this Contract due to the Seller’s delay, neglect and/or fault in providing the technical services, the Seller shall pay the penalty as 0.5% of the contract price of each set of equipment for per week of delay to the Buyer as the liquidated damages, which shall not surpass 5% of the total price of the equipments under this contract. And the Seller shall also pay direct losses caused to the Buyer because of the Seller’s mistakes in providing technical services or breach of contract.

10.12 The contract equipment penalty (in single case or in sum) paid by the Seller as specified in paragraphs 10.9, 10.10 and 10.11shall not surpass 10 % of the total contract price. And the compensation (in single case or in sum) specified in paragraph 10.7 shall not surpass the actual losses.

10.13 The payment of penalty by the Seller does not indicate the cancelation of its obligations herein as stipulated in the Contract.

10.14 Interests shall be paid by the Buyer in case of delay of payment by the Buyer. The interests shall be calculated in complying with the national deposit rate, and it shall not surpass 5% of the delayed amount of the payment. The Seller shall not change its delivery schedule because of the delay of payment.

10.15 The Seller shall guarantee that the time span between the start of generating of the first generator and the synchronization of all the generators shall be within 20 days. The Buyer shall guarantee that the time span between the start of generating of the first generator and the start of generating of the last generator shall be within 10 days. If there is any delay on the Buyer’s part, then the time span shall be prolonged with the time period of delay on the Buyer’s part. If the delay is on the Seller’s part, then the Buyer shall deduct 0.05% of the Seller’s total contract price per delayed day.

10.6 Only 30 days shall be allowed from the synchronization of the last generator to the completion of Preliminary Acceptance. If there is delay on the Seller’s part, a sum of money equivalent to the electricity generating income loss during the delay shall be deducted from the total contract price by the Buyer.

10.17 The Seller guarantee that the wind generators under this Contract shall have the low voltage ride-through (LVRT) capability design and other technical conditions for grid-connecting as required by the power grid company. After the installation and debugging of the wind generators, the Buyer shall apply for grid-connecting service according to normal procedures. Prior to grid-connecting, the Seller shall obtain authentication from the authority and shall guarantee that the wind generators meet all the requirements of the power grid company; otherwise, the Seller shall compensate for all the economic losses because of the delay of grid-connecting. The Buyer has the right to exercise one of or more than one of the following remedial measures:

1) Prolong the quality guarantee period; the Seller shall debug the generators at its own expenses and compensate for all the electricity generating losses incurred before the generators meet the technical conditions and get connected into the power grid. The calculation of the compensation shall continue until the permission for grid-connecting is achieved. The Seller’s obligations do not stop with the submission of compensation. After that, and within the period stipulated by the Buyer, the Seller still has the obligations to adopt any measures so as to make the equipments meet all the performance indicators specified in the technical part of the Contract and meet the inspection standards required by the nation and the power grid company. Should the Seller fail to meet all these requirements within the period stipulated by the Buyer, the Buyer has the right to cancel the Contract and shall be free to invite other qualified suppliers to improve the specifications of the wind generators or purchase the wind generators from other suppliers. All the expenses and risks incurred herein shall be borne by the Seller.

2) Calculate the compensation for the loss of generated electricity in 20 years at a discount rate of 5%, but the total compensation shall not surpass the actual loss of the Buyer. Once the compensation is made by the Seller, the Seller shall no longer be responsible for the obligations concerning the current compensation, and the Buyer shall sign the Final Acceptance Certificate.

Calculate the performance compensation according to the actual deviation if it does not amount to a compensation unit. If the above mentioned performance guarantee values are not satisfied at one or more than one places at the same time, then the compensation amount shall be the sum of all the compensations for every value unsatisfied.

10.18 Based on the feasibility research and the actual conditions of the year, the Seller guarantee that the annual equivalent (in full operation) generating hours shall not be less than 1,920 hours; otherwise, the Buyer has the right to calculate the compensation for the loss of generated electricity in 20 years at a discount rate of 5%, but the total compensation shall not surpass the actual loss of the Buyer. And the Buyer has the right to cancel the Contract.

10.19 Performance bond

10.19.1 Within one month after the Contract comes into force, the Seller shall submit the performance bond before the Buyer pays the advance payment.

10.19.2 The performance bond is of 10% of the total contract price, and is irrevocable, with the Buyer as the beneficiary.

10.19.3 If the failure to performance the Contract by the Seller brings any losses on the Buyer, the performance bond shall be the function to compensate for all the losses. And the Seller shall compensate for the rest of the losses in case that the performance bond is not enough to cover all the losses.

Chapter 11 Insurance

11.1 The Seller must, according to the means of transportation by water, by land and by air etc, buy the all risks insurance with the Seller as the beneficiary for 110% contract price of equipment, covering the transportation from the Seller’s warehouse to deliver at site (including unloading).

11.2 If the Seller does not buy insurance for a set of equipments under this Contract, then the Buyer has the right to deduct 20% of the freight and miscellaneous charges for the aforesaid set of equipments and the insurance premium as well. And the Seller shall assume all the responsibilities which arise due to the Seller’s failure to buy insurance for all the sets of equipments.

11.3 The Seller shall furnish the Buyer with the duplicate copy of the insurance contract of each set of equipment(s) 20 days before delivery. If the Seller failed to do so, then the Buyer shall believe that the insurance didn’t buy and shall treat according to 11.2.

11.4 If there is any loss or damage of each set of equipments and/or documents during delivery, the Seller shall inform the insurance company for compensation. If the loss or damage is not covered by the insurance, then the Seller shall supplement and substitute the lost or damaged ones or make compensation.

11.5 Personal accident injury insurance

In order to exempt the Buyer and its related staff from all the responsibilities of compensation for the injuries or death(s) of the staff of the Seller and/or of the Buyer due to malpractice or improper direction of the on-spot service staff of the Seller, the Seller shall cover its on-spot service staff with personal safety insurance and other related insurance.

Chapter 12 Tax and Fee

12.1 Seller will pay all the taxes and fees rated to this contract in accordance with applicable national tax laws, codes and regulations.

12.2 The prices contained in this contract are tax included. Taxes and fees for equipment, technical documents, service (including transportation) and imported equipment/components/materials are all included in the contract prices and will be paid by the seller.

Chapter 13 Subcontracting and Outsourcing

13.1 Without consent from the Buyer, the Buyer shall not subcontract the confirmed equipment/parts (including the major parts needed to be outsourced) within the scope of supply of this Contract.  The content and the proportion of the subcontracting should abstain approve of the Buyer.

13.2 The seller shall submit the content and proportion of the equipment/parts needed to be subcontracted and outsourced within the scope of supply of this Contract to the buyer for approval. Within one month from the date this contract comes into force, the files of candidates list and the candidates’ qualification of the equipment/parts subcontractors and outsource suppliers shall be submitted to the buyer. Within one month after receiving the documents of those candidates, the buyer shall finish the reviewing of the documents and shall reply in written form if the documents are approved. The seller has to select the subcontractors and other suppliers from the candidate list provided by the buyer. Once decided upon the subcontractors and other suppliers, the seller shall notify the buyer in written form of this information.

13.3 The seller has independent right to purchase materials and equipments, and is free to make purchase in its own way. But on the issue of the subtracting and outsourcing of equipment/parts, the seller shall fully adopt the advices of the buyer from past actual operating experiences and on-the-spot investigation and survey, and thus shall provide the buyer with the products which meet the technical specifications of both parties and are of a reasonable price.

13.4 The technical service and cooperation of the subcontracted and outsourced equipment/parts shall comply with the terms stipulated in 7.10、7.11、7.12.

13.5 The seller assumes full responsibility for all the subcontracted equipment and parts under this Contract.

13.6 Refer to appendices 8 for content of subcontracting and outsourcing.

Chapter 14   Change, Modification, Suspension and Termination of the Contract

14.1 Once contract becomes effective, neither party is allowed to make unilateral and arbitrary modification to the contract (including appendixes). However, either party can propose suggestions to the change, modification, cancellation or supplement of the contractual content in written form. Such suggestion shall be notified to the other party in written form and signed for confirmation by the two parties.

If the modification changes the contractual price and delivery progress, either party shall submit the detailed explanation affecting the contractual price and/or delivery time within 14 days after receiving the above modification notice. The modified content will come into effect after it is signed by the legal representatives or authorized agents (authorized agents should have the authorization from the legal representatives in written form) of both parties and checked by the original contract examination institution. Duplicates of he modified content should be sent to the original companies engaged in this contract.

14.2 In case the seller has violation or refuses to perform the contract, the buyer will notify the seller in writing. The seller shall make corrections to such violations or refusal within 14 days after receiving the notice and confirming with no error. If the corrections cannot be carried out within 14 days, correction plan shall be proposed.

If the corrections fail or correction plan cannot be proposed, the buyer shall reserve the rights to suspense the partial or full contract. For such suspension, the buyer will not issue further change order. All the costs, loss and claims incurred shall be borne by the seller.

If there are other articles available with regards to such seller’s violation, such articles will apply.

14.3 If the buyer executes his suspension right, he shall be entitled to suspense the payment of the suspended parts which is payable to the seller, and claim back the advance payment to the seller of the suspended parts.

14.4 If the seller is unable to supply the products as required in this contract, the seller shall pay the penalty to the buyer, which is 5% of the total price of the equipments not supplied, and shall compensate all losses incurred hereby.

14.5 If the Seller goes bankrupt or have its ownership changed (being merged, consolidated, acquired, dissolved or cancelled), or is incapable to reimburse, or still operates in the state of bankruptcy management, the buyer has the right to immediately notify in written form the seller or the administrator of bankruptcy liquidation or the party under the contract to terminate the Contract; or  the buyer may provide options to the administrator of bankruptcy, liquidator, or the party under the contract, and taking into consideration their guarantee of reasonable and faithful performance of the contract perform part of the contract which is agreed by the buyer.

14.6 In case of occurrence related to Sub-clause 14.5, buyer has rights to obtain the takeover of all the contract equipment related tasks. Also he will at appropriate time take away all the contract equipment related design, drawing, instructions and materials in the premises of seller. The ownership of such items belongs to buyer. Seller will provide buyer with all the convenience for such handling so that buyer can remove above design, drawings and materials. Buyer will assume no liabilities for any direct or indirect claims against seller from termination of such contract. In addition, both parties will reach agreement on the evaluation of the performed part of the contract. Also they will handle all the consequences because of advance contract termination.

Chapter 15  Force Majeure

15.1 Force majeure refers to severe natural disaster or calamity (such as typhoon, flood, earthquake, etc.), war (no matter declared or not), etc. Any party of the contract , because of force majeure , and execution of the contract was influenced , will delay the time limited of pursuing the obligation of contract with the time limit equal to the duration of force majeure , but can not adjust the price of the contract due to delay caused by force majeure.

15.2 The party influenced by force majeure should notify by fax about the detail of force majeure to the other party after the occurrence of force majeure, and deliver the proving documents issued by the authority to the other party within three days. The party influenced should try his best to reduce the influence and the delay caused, once the influence of force majeure is finished, he should notify the other party.

15.3 If both party estimate that the influence of force majeure might be prolonged to over 120 days, each party should solve the execution problem of this contract through friendly negotiation (including delivery, installation, commissioning, and acceptance, etc.).

15.4 All the loss incurred to the buyer in a force majeure due to the delay of delivery by the seller will be compensated by the seller.

Chapter 16 Settlement of Contract Disputes

16.1 Any and all disputes arising from or in connection with this contract shall be settled by both parties through friendly negotiation; if no agreement can be reached, such disputes shall be referred to high managements of both parties for mediation; if it fails, both parties agree that either party may submit such disputes to the court of law with jurisdiction in the buyer’s place for legal action.

Chapter 17   Validity of Contract

17.1 The following conditions shall be met for this Contract to be valid:

This Contract will become valid after being signed by the legal representatives or entrusted agents (who must be authorized by the legal representatives in written) of both parties and stamped with the official seal.

17.2 Valid period of the Contract

The valid period of this Contract is as from the valid date to the day when the last set of equipment of this Contract is signed with the “Final Acceptance Certificate”, the claims settlement is over.

Chapter 18 Others

18.1 The contract is governed by the laws of the People's Republic of China

18.2 The annex of this Contract, bidding document, tender document, clarification document and the mutually confirmed written documents like meeting minutes, letters, faxes, etc. are an inseparable part of the Contract, with equal legal force. In case that the appendices of this Contract is inconsistent with the terms, conditions and provisions of the Contract or is not clearly expressed, the Contract shall prevail. In case there is any inconsistency between documents of different time, the latest ones shall prevail.

18.3 The obligations of both parties shall not go beyond the provisions of this Contract. Any party of the Contract shall not give statement, description, promise or actions which have binding force upon the other party.

18.4 This Contract clarifies the provisions of responsibilities, obligations, compensations and remedies for both parties. Any party shall not undertake responsibilities, obligations, compensations and remedies beyond the contract provisions.

18.5 Without prior written permission of the other party, either party shall not transfer or assign to any third party part or whole of rights or obligations under this contract.

18.6 Except for the purpose of contract performance, the documents and files provided by both parties to each other under this contract shall not be provided to any third party which is not involved in “contract equipment” and related projects.

18.7 The Seller shall guarantee that the use by the Buyer of contract equipment, services and files for the purpose as provided for herein or any part hereof is free from any infringement claim raised by a third party as to patent, trademark or industrial design right.

If any tort claim from a third party arises, the Buyer shall give prompt notice to the Seller within 7 days, and the Seller shall be responsible for negotiating with the third party and shall indemnify and protect the Buyer from any damages caused by the third party’s claim in terms of legal and economic liabilities.

18.8 Where any and all correspondences, notices or requirements put forward by either party to the other party are formally written and transmitted by hand or delivered by registered letter, express, telegram, fax or e-mail to the address of the other party as specified hereinafter, they shall be deemed to have been formally received by the other party.

18.9 This contract is written in Chinese, and all documents like notices, technical documentations, specifications, minutes and letters arising during contract performance shall be written in Chinese. The technical documentations and specifications and other documents of imported equipments shall have corresponding version in Chinese, and the Chinese version shall prevail.

18.10 This contract is executed in eight originals and four copies; the Seller keeps four originals and four copies, and the Buyer holds three originals.

18.11 The following are the addresses of both parties:

	Buyer		Seller

Name：	Jilin Fengshen Yongmao Wind Power Co., Ltd.	Name	Wuhan Guoce Nordic New Energy Co., Ltd.

Address	Wind power company, Floor 3, Construction Bank, No. 259, Guangchangxi Rd., Taonan City, Jilin Province	Address	No. 86, Nanhu Avenue, East Lake New Tech Development Zone, Wuhan City

Postcode	137100	Postcode	430074

Contact	Xu Dongming	Contact	Yan Huan

Tel		Tel	027-87985085

Fax	0436-6223163	Fax	027-87985609

Email:	Xudm321@126.com		huanzy@126.com

Bank of deposit	CCB, Taonan Branch	Bank of deposit	CMB, Wuhan Guanggu Branch

Account No.	22001666438055004387	Account No.	127902268510202

Taxpayer's Registration No.	220881550466788	Taxpayer's Registration No.	420101792400140

Signatures

Buyer:	Jilin Fengshen Yongmao Wind Power Co., Ltd.(sealed)	Seller:	Wuhan Guoce Nordic New Energy Co., Ltd.(sealed)

Signature:		Signature:

Date	May 28, 2011	Date	May 28, 2011

Appendices of contract

Appendix 1 Contract Equipment and Technical Characteristics

Appendix 2 Scope of Supply & Itemized Price List of Seller

Appendix 3 List of Technical Data and Related Documents to Be Furnished by the Seller

Appendix 4 Technical Training

Appendix 5 Qualification and Job Responsibilities of Seller’s Technical Personnel

Appendix 6 Delivery Plan of Contract Equipment & Project Progress

Appendix 7 Inspection Standard & Method

Appendix 8 Performance & Availability Evaluation

Appendix 9 Special Tools, Spare Parts & Consumables

Appendix 10 DNV certification

Appendix 1 Contract Equipment and Technical Characteristics

1. Model

The wind turbine generator system (WTGS) supplied by the seller is upwind horizontal-axis two-blade fixed-pitch gird-connected wind turbine generators modeled GCN1000/59 with the rated power of 1000kW.

2. Technical Description

The operating temperature range of GCN1000/59 WTGS is -30℃~40℃ and the survival temperature of -40℃~50℃. It can adapt to the running environment below the altitude 1500m. The design life of the WTGS and key components is more than 20 years. The nacelle anemometer is provided with the functions of anti-freezing, lightning protection and withstanding wind and sandstorm.

To ensure normal running of the WTGS below -30℃, the WTGS design gives sufficient considerations to running at low temperature in aspects of mechanical, hydraulic, cooling and electrical. Low-temperature-resistant materials are selected for important components and structural parts. For example, hub selects QT400-18AL, and nacelle bedplate, supporting structure and tower select Q345E. The working temperature of hydraulic system and hydraulic oil is also -40℃. The mixture of water and glycol with the proportion of 45%/55% is filled into the cooling system to prevent icing at -40℃. The lubricating oil system of the main gearbox is equipped with oil heater which will automatically start at a temperature lower than -5℃.

In addition, all electrical cabinets are armed with active heating device to prevent cabinet inside from too low temperature. Meanwhile, for ensuring normal operation at low temperature, the touch screen or LCD screen selects low-temperature-resistant type. The main cable is the special low-temperature-resistant cable against torsional resistance so as to allow torsion at -40℃.

In extreme weather conditions, GCN1000/59 WTGS may withstand the extreme wind speed of 55m/s (3s mean). During normal running, the unique flexible design of GCN1000/59 WTGS moderates the effects of load fluctuations caused by variations of wind (such as: turbulence and unstable air flow produced by wake at wind site) and wind shear etc, and thus significantly improving the structural life of the WTGS.

Det Norske Veritas has already certified the WTGS design of the seller.

2.1 Blades

Blades of GCN1000/59 adopt the aerodynamic configuration specific for optimum design of two-blade WTGS. The blades are made of fiber glass reinforced unsaturated polyester resin. High strength bolts are embedded at the root of blades. Blade surface is matte finished to avoid matte surface.

For enhancing the efficiency of WTGS in low and medium wind speed section (7-10m/s), a vortex generator is mounted near the root of blade to reduce the aerodynamic loss. Meanwhile, to keep the blade stable during stall due to high wind speed, a specially designed stall strip is installed in a proper position at the leading edge of blade.

To stop the WTGS immediately in the event of emergency, a spoiler is mounted at the tip of blade. It can spread by the centrifugal force within 2 seconds to rapidly stop the wind turbine. At normal running, it is retracted by the hydraulic system on hub; in case of emergency, pressure of hydraulic cylinder is released to set free the tip of blade and stop the wind turbine.

2.2 Hub

The hub is of compact structure and lightweight. The hinged swing design effectively reduces the fatigued load of the whole wind turbine generator. The hub body divides into hub and hub attachments made of Q345E ductile cast iron. Elastic elements made by special rubber are installed at proper positions of hub for shake prevention and shock absorption.

In order to attain the best performance of the WTGS at the selected wind site, the setting angle of blade is adjusted through the kidney-shaped hole at end face of hub so that the force output of the WTGS is the best under certain conditions (altitude, annual average wind speed etc).

Manhole and maintenance platform are set on hub. Because the distance from hub manhole to nacelle cover opening is short, it is easy for operators to go into hub for maintenance. However, with concern for safety, hub is locked during operation out of nacelle to guard the safety of operators in the nacelle.

2.3 Gearbox

The gearbox is designed as a speed increasing box to converting the low speed rotation of blade to high speed rotation suitable for generating electricity. The gearbox construction applies the integrated main shaft design containing main shaft and main bearing inside. Being contained inside the gearbox, the lubricating conditions of the main bearing is greatly improved with stronger ability to withstand severe weather.

The gearbox is fixed by the flange connection at end face and with splash lubrication inside. In addition to lubrication, the lubricating oil also brings heat to gearbox outside and then through the heat exchanger on the lubrication station to the cooling liquid.

The gearbox is equipped with lubricating oil and high-speed bearing temperature sensors, which are able to indicate oil temperature and shut down wind turbine generator if the oil temperature is too high. The sensors are to measure oil box temperature and high-speed bearing temperature. Two sets of heating devices for preheating the lubricating oil in cold days are mounted at the oil box.

2.4 High-speed Shaft & Mechanical Brake

A brake disc and two floating brake calipers are mounted on the high speed shaft. Two brake calipers use asbestos-free brake pad. When the hydraulic device (passive system) is released, the brake pad is closed by spring. The wear and failure of brake pad is monitored and controlled by the control system. The brake system shall take measures against oil leak and fire.

2.5 Bedplate and Support Structure

Support structure and bedplate are welded by Q345E steel plates, which can guarantee the mechanical properties needed by design at -40℃.

Support structure is an important structural component in the drive chain to connect gearbox and generator. The gearbox is flange connected to the front end of support structure and the generator is connected to the back end. The lower end of support structure connects the bedplate through elastic materials that are used for shock absorption and prevent the vibration transmitted from gearbox and generator to bedplate and tower. Or else, noise will be produced.

Manhole is opened at the bottom of support structure for maintenance personnel to maintain the support structure. Ladder and manhole leading to nacelle are designed on the bedplate where maintenance personnel can maintain the yawing drive system (yawing gear and yawing gearbox etc).

2.6 Nacelle

Nacelle is made of fiber glass reinforced polyester resin and connected in upper and lower halves. A large enough space is reserved for the maintenance personnel so as to provide convenience for maintenance.

A heat exchanger is mounted at the top of nacelle to bring heat of cooling system to atmosphere through high speed air flow at nacelle top. Two sets of anemometer and dogvane with automatic heating function are installed at the external top of nacelle. These equipments can be maintained through the nacelle door (safety protection measures provided for repair outside the nacelle).

A tying point of safety rope is set up in the nacelle (including tying point of safety rope for entering nacelle and going to top) so that maintenance personnel can conveniently work outside the nacelle.

The nacelle is well sealed to prevent sand and dusts, with reliable rain and moisture proof.

2.7 Yawing System

The yawing system is driven by a hydraulic motor and engaged with yawing gear by internal engagement to realize upwind operation. There are three sets of yawing drive systems (including hydraulic motor and reduction box).

The yawing system isn’t configured with yawing brake, so under both operating conditions, either yawing or unyawing, the yawing system will drive the nacelle for small sway with damping. Only when there is need for maintenance, the yawing system will be completely locked and unmoved. The purpose of this design is to reduce the fatigue load at tower top as possible.

The yawing system has the automatic unwrapping function. The condition setting of the yaw counter allows automatic unwrapping and resetting after cable wrapping and the system is set with a cable wrapping protection system. Once the automatic unwrapping function fails and it wraps to some extent, the wrapping protection device sends out accident signal to emergently stop the system.

2.8 Electrical System

The electrical system comprises high-slip asynchronous generator with the parameters:

Type	high-slip wound asynchronous generator

Rated Power	1000 kW

Poles	4

Rated Voltage	690V

Stator Rated Current	920A

Rated Rotation Speed	1560 rpm

Rated Slip Ratio	4% (±0.1%)

Rated Power Factor	0.91 (0.98~1 after power factor compensation)

Frequency	50 Hz

Phase	3-phase

Efficiency	97%

Winding Temperature Rise	level H (evaluateed as per level F)

Stator Winding	Δ

Cooling Method	water jacket cooling

Structure	IMB10

Vibration	≤2.8 mm/s

Noise	GB10069 (equivalent IEC60034-9)

Protection Level	IP54 (IP23 for rotor resistor)

Insulation Level	H (no less than F)

Direction of Revolution	clockwise (from drive end to generator)

Mode of Work	S1 (continuous)

Weight	≤6000kg

Electricity is transmitted to tower bottom through low-temperature-torsioned flexible cable.

2.9 Tower

Tower is welded by steel plates. Maintenance personnel enter from the door on the ground. Vertical ladder is mounted inside the tower with safe and reliable handrail and boosting device. The tower surface is sand blasting cleaned and paints the anticorrosion coating with the same color as the blades.

Different heights of towers are configured according to site conditions so as to adapt to island, waters bank and offshore situations.

2.10 Control System

The control system is an embedded system based on microprocessor, which controls the operation of the WTGS, standstill or idling of wind turbine generator at gentle wind, conversion to generator at normal rotation speed, adjustment of generator towards wind direction, unwrapping (by rotating nacelle), all functions and shutdown of wind turbine in case of emergencies or strong wind. The communication with the wind turbine control system can be transmitted through optical fiber (the mode of the control system needs being determined).

If the brake torque of the generator disappears, such as failure of electrical components or fluctuations of power grid, the wind turbine will quickly accelerates to high rotation speed. The control system can safely handle these situations and brake by complicated steps. It gives the instructions of emergency stop when failure occurs to certain level of parameters, such as power grid voltage (failure), rotation speed, power, temperature, vibration etc. “Watchdog” function is applied for emergency stop at the time of control system failure. The control system releases the hydraulic cylinder pressure at blade top by cutting off the electricity supply of the hydraulic electromagnetic valve. The tip spoiler acts by centrifugal force, and the mechanical brake caliper acts by the mechanical spring. When the power grid fails, the brake starts due to loss of power. Any action of mechanical brake or tip spoiler is able to reduce the wind turbine generator to a safely low rotation speed.

The final safety measure is to provide a safety valve in the hydraulic components of hub. If the hydraulic pressure is too high, oil in the oil cylinder at blade tip and now the wind turbine is over-speed. And then wind turbine rotation speed decreases by the tip spoiler.

The wind turbine shall be provided with the LVRT (low voltage ride-through) function which prevents wind turbine from being switched off while the power grid voltage is fluctuating. The brake system of the wind turbine shall have complete oil leak and fire prevention measures.

The control system shall have a perfect network function, be able to meet the communication protocol of the dispatching system, and attain bidirectional data transmission with the dispatching system.

2.11 Hydraulic System

The hydraulic system mainly comprises hydraulic pump station, oil circuit, control components and actuator, as the power for the brake system. The brake device is mounted on the high speed shaft. The materials of brake disc conform to low temperature conditions and is conducted with the dynamic balance test before ex-factory. Two sets of independent brake systems are provided for the WTGS to stop the wind turbine generator under any conditions (including load rejection of power grid) and when the rotor reaches the largest rotation speed. The tip spoiler operates under aerodynamic principles and directly acts on the blades.

2.12 Lightning Protection System

The lightning protection design meets the requirements as follows:

1) IEC 61024	Protection of structures against lightning

2) IEC 61312	Protection against lightning electromagnetic impulse

3) IEC 61400-24	Lightning protection of wind turbines

4) GERMANISCHER LIOYD-IV-1	Wind turbine generator systems

5) IEC 60364-5-534	Electrical installations of buildings

Part 5: Selection and erection of electrical equipment;

Section 534: Devices for protection against overvoltage

6) IEC 61643-1	Surge protective devices connected to low-voltage power distribution systems

7) GB 50057-1994	Design code for lightning protection of buildings

The whole WTGS is described in details as follows:

 (1) The generator grounding by main control cabinet containing rheostats mounted between generator and grounding device.

 (2) Bedplate connects to foundation by special cable.

 (3) The main control cabinet connects to the foundation grounding conductor by grounding steel strip. It also contains rheostats mounted between generator and grounding device.

 (4) The cable connecting the foundation is sized 185 mm2.

 (5) Nacelle connects with tower by slip ring.

 (6) Electrical isolation of high speed shaft.

 (7) The brake system shall have a perfect lightning protection. Optical cables are used to connect wind turbines, as well as wind turbine and control system. Grounding of the control system conforms to requirements of related standards. The input shall have a perfect lightning protection. The grounding of the control system utilizes the copper conductor of specified cross section as the main grounding, so is the connection between control cabinets and main grounding.

Lightning protection at tower foundation

Figure 9
 (8) The cable connecting the foundation is sized 185 mm2.

 (9) The grounding cable connecting the transformer is sized 240 mm2. The transformer Y connects to 690V side.

 (10) Tower flange connects to the grounding steel strip of the distribution cabinet of the tower.

 (11) Grounding steel strip is mounted inside the cabinet at tower bottom and a circuit breaker is installed.

 (12) Grounding copper conductor. If other grounding system is selected, the grounding cooper conducted may be replaced.

2.13 Monitor and Control

The central monitoring and control system realizes the functions of real-time online monitor, control and management of wind turbines, control of generators start and shutdown, modification of fixed values, interface display, report generation, printing, human-machine interface, event record, alarm, event recall and analysis etc. It also has the automatic recovery function during system failure. If the communication interrupts, technical data will not be lost. The data record will be kept for 20 years. The monitoring and control system shall be as follows:

1) All data transmission and control cables are mounted in the wind farm to connect each set of wind turbine generator to the central monitoring and control system. Cables for data transmission are linked by simple and reliable means (optical cables and pigtails for data transmission among wind turbine generators and the central monitoring and control system shall be provided by the buyer, and other related devices for the control system will be supplied by the seller).

2) The seller provides the technical requirements for optical cables used for data transmission at wind site. The topological structure of wind farm utilizes the self-healing ring network. The protection level of communication switch can adapt to site conditions.

3) The laying and control cables and optical cables are held responsible by the buyer under the guidance of the seller.

The central monitoring and control system displays in Chinese characters and figures with multifunctional interfaces to the dispatching communication system, for data upload and safe data transmission to the remote monitor and control center.

The functions include but not limited to:

Parameters displayed: (including single generator and the whole WTGS)

 (1) Real-time active power and reactive power

 (2) Voltage (V), three phase effective value

 (3) Frequency (Hz)

 (4) Current (A), three phase effective value

 (5) Power factor

 (6) Rotation speed of rotor (rpm)

 (7) Rotation speed of generator (rpm)

 (8) Running time (hour), (respective display of multiple generators each)

 (9) Working hours of control disc

 (10) State of wind turbine generator

 (11) Actual effective power generation (kWh)

 (12) Local wind speed (m/s), predominant upwind angle

 (13) Generator temperature (℃), (respective display of multiple generators each)

 (14) Gearbox temperature (bearing gear of high speed shaft) (℃)

 (15) Gear oil temperature (℃)

 (16) Ambient temperature of nacelle (℃)

 (17) Mechanical brake state

 (18) Daily, monthly and annual power generation of each wind turbine generator in the past and total daily, monthly and annual power generation of all wind turbine generators, as well as total power generation of each wind turbine generator and all generators

 (19) Failure and shutdown records within 20 years

 (20) Power curve statistics by month, year or a specified time interval

 (21) State, temperature and current of box type transformer

 (22) Data convertible to other formats (such as excel)

 (23) Functions of data statistics, analysis and summary, collect any self-defined data and export for backstage analysis

 (24) Event recall function which can retrospect to all information of wind turbine to generate curves or sheets.

Under the following circumstances, shut down the WTGS and display and send out alarm signals:

 (1) Too low oil level, too low or too high oil pressure in the hydraulic system

 (2) Yawing failures

 (3) Cable unwrapping failures

 (4) Control system failures

 (5) Abnormal vibration of nacelle

 (6) Wear of brake pad

 (7) Mechanical brake failures

 (8) Abnormal temperature of generator, gearbox and yawing motor

 (9) Over speed of rotor and generator

 (10) Start of safety system

Under the following circumstances, shut down the WTGS and display and send out alarm signals, and automatically restart if conditions permit:

 (1) Low wind speed

 (2) Too high wind speed

 (3) Cable unwrapping

 (4) Power grid failures

If all others are stopped, the wind turbine generator is able to manually restart. If the central monitoring and control system and the control system fail to work, after shutdown the wind turbine generator can only restart by hand.

If the central monitoring and control system has the ability of anti-electromagnetic interference, all components distributed in the control and protection system are free of electromagnetic interference from the electricity system.

The central monitoring and control system provides communication with the monitor and control system of the transformer station and open communication protocol for data exchange.

A remote monitor and control system is established in the power grid company to monitor the running state of the wind turbine generator, with the function of sheet preparation and printing of such parameters as wind speed, power, upwind angle and power generation etc. It can also receive dispatching data from BMS system of the power grid company.

The remote monitor and control system shall meet the remote monitor need of the buyer and the data format and communication protocol compatible with other monitor systems of the buyer.

Wind Measurement System

In order to keep the reliability of wind measurement system, the wind turbines shall be equipped with the anemometer (a set of ultrasonic anemometer and a set of mechanical anemometer) to guarantee accuracy and reliability of the anemometer so that the normal running of the wind turbine generator will not be affected by wrong measurement. The anemometer casing has the function of automatic heating at low temperature. Moreover, the anemometer casing is small in size, undergoes the anti-corrosion treatment and avoids being damaged by lightning.

2.14 Electrical Connections

The WTGS utilizes the wiring method of generator-transformer group, with externally mounted box type transformer.

Frequency: 50Hz (+2/-2Hz)
Voltage: Un±10%
Flicker: GB 12326
Harmonics: GB/T 14549

2.15 Noise

Sound Power	104 dB(A)
40dB(A)distance	470m

2.16 Electrical System Diagram (see next page)

Major Components of the Electrical System

3. Overall Technical Data of Wind Turbine Generator System

Line No.	Description	Unit	Specification
1	Wind turbine generator system
1.1	Manufacturer		Wuhan Guoce Nordic New Energy Co., Ltd.
1.2	Model		GCN1000-59
1.3	Rated power	kW	1000
1.4	Impeller diameter	m	59
1.5	Cut-in wind speed	m/s	4
1.6	Rated wind speed	m/s	15
1.7	Cut-out wind speed (Mean value:10 minutes)	m/s	22
1.8	Momentary cut-out wind speed (Mean value: 5 seconds)	m/s	30
1.9	Resist the maximum wing speed (Mean value: 5 seconds)	m/s	60
1.10	Design service life	Year	20
1.11	Operating temperature	℃	-40～40
2	Blade
2.1	Material of blade		Glass fiber reinforced resin
2.2	Quantity of blade	Piece	2

2.3	Rotational speed of impeller	rpm	21.03
2.4	Blade tip speed	m/s	62.251
2.5	Length of blade	m	28.3
2.6	Swept area	m2	2733
2.7	Rotation direction (upwind)		Clockwise
3	Gear case
3.1	Gear step		3 step,2 step planetary,1 step parallel
3.2	Transmitting ratio of speed increasing box		73.458
3.3	Rated power	kW	1000
3.4	Model of lubricating oil		Mobil SHC 632
3.5	Lubrication mode		Oil-splash lubrication
4	Generator
4.1	Type		Asynchronous generator
4.2	Rated power	kW	1000
4.3	Rated voltage	V	690
4.4	Rated frequency	Hz	50
4.5	Rated speed	rpm	1560
4.6	Rated slip		4%
4.7	Power factor（cosφ）		0.98-1 (capacitance compensation)
4.8	Degree of protection		IP54
4.9	Lubricating method		Fill lubricating grease periodically
4.10	Insulation grade		H
4.11	Model of lubricating grease		Mobiltemp 1
5	Brake system
5.1	Service brake system		Blade tip aerodynamic brake
5.2	Secondary brake system		Mechanical disc brake of high speed shaft
5.3	Type of brake protection		Hydraulic release/ press loss brake
5.4	Model of hydraulic oil		SHC 524
6	Yawing system
6.1	Type/design		Hydraulic drive
6.2	Control		Passive/ active upwind
6.3	Lubricating method		Fill lubricating grease periodically (whether it is self-lubrication or not)
6.4	Model of lubricating grease		Mobilux EP2
6.5	Yawing speed	°/s	0~2 adjustable
6.6	Model of anemoscope		Thies 4.3518 NPN with heating
6.7	Model of wind vane		Carlo GavazziDWS with heating
7	Control system

7.1	Type/design of computer cabinet		MITA/CSIC, 709 Institute
7.2	Manufacturer/ control software development		MITA/CSIC, 709 Institute
7.3	Software control interface		MITA/CSIC, 709 Institute
7.4	Compensating capacitance		CAP
7.5	Rated capacity	kVAr	336
7.6	Number of groups		8
7.6.1	Power factor of rated output		0.98～1
7.6.2	Power factor of 75% rated output		0.97～1
7.6.3	Power factor of 50% rated output		0.96～1
8	Lightning protection
8.1	Design standard for lightning protection		IEC 61400-24 Ed 1
8.2	Lightning protection measures		Refer to Technical Specification
8.3	Grounding resistance of fan	Ω	≤4
9	Tower
9.1	Type		welded steel pipe, painting
9.2	Tip/ root diameter	mm	1880/3200
9.3	Steel plate	mm	10-20
9.4	Material quality of tower		Q345E
9.5	Appearance color		RAL7035
10	Weight
10.1	Nacelle (not including impeller)	Ton	29
10.2	Generator	Ton	4.5
10.3	Speed increasing box	Ton	10.5
10.4	Blade	Ton	4.4
10.5	Impeller	Ton	17
10.6	Upper segment of tower	Ton	21.1t,34m
10.7	Lower segment of tower	Ton	37.9t,34m
11	Noise		Superior to requirements of national standard
12	Harmonic content	%	Superior to requirements of national standard

3. Quality Assurance

Basic Technical Data & Technical Supervision of Foundation Construction

The foundation construction drawings are designed by a qualified design institute employed by the buyer. The seller may send special technical personnel to supervise the construction at the site according to the buyer’s needs. Meanwhile, after the project starts, the seller will furnish the load data, grounding design requirements and embedded parts drawings for the foundation design to the buyer.

The seller sends technical personnel to provide the whole-process technical supervision for the construction of the first three foundations of each construction unit (at most two) and give suggestions and comments to the buyer on the problems found during construction. Other foundations are constructed by the buyer in strict accordance with the job procedures and requirements of the first foundation construction.

During foundation construction, the seller’s technical personnel will go to the site periodically and propose comments and suggestions in written to the buyer based on the construction situations.

Tower Design & Technical Supervision of Tower Manufacture

The seller submits the tower design drawing and technical specification and is responsible for the design quality. For clarification of tower design/manufacture, the seller sends technical personnel to manufacturing plant for the whole-process technical supervision of the first tower manufacture of each manufacturing plant (at most two) and give suggestions and comments to the buyer on the problems found during manufacture. Other towers are made by the buyer in strict accordance with the procedures and requirements of the first tower manufacture. The seller’s technical personnel will go to the manufacturing plant periodically and propose comments and suggestions in written to the buyer based on the manufacturing situations.

Technical Supervision of WTGS Lifting

The buyer is responsible for the WTGS lifting, including preparations for lifting plan and scheme, lifting workers and equipments. The seller shall give comments and suggestions to the lifting plan and scheme and send technical personnel for on-site technical supervision to the WTGS lifting at the time specified by the buyer. The seller’s technical personnel provide the whole-process technical supervision for the first WTGS lifting and after lifting propose comments and suggestions in written to the buyer based on the lifting situations. The seller shall provide the special wholeset special lifting tools.

Installation, Commissioning and Reliability operation of WTGS

The installation, commissioning and reliability operation of the WTGS shall be completed by the seller, which holds responsible for the quality. The commissioning of equipments not supplied by the seller shall be the responsibility of the equipment supplier. Upon request by the seller, the buyer shall allocate personnel to provide cooperation.

The buyer shall be responsible for the fabrication and connection of 690V power cable joints between tower sections (if needed), connection between optical cables of the central monitoring and control system and the communication interfaces inside the WTGS, as well as the fabrication and connection of 690V transmission cable joints with the low-voltage power distribution cabinet leading from the box type transformer outside the wind turbine to inside. And the seller provides the technical supervision.

During installation, commissioning and reliability operation process, the generator system failures and component damages for the seller’s reasons shall be examined, analyzed, eliminated and changed by the seller without charge.

All functions of the monitoring and control system must be put into normal use before the first set of generator enters the reliability operation.

Quality Warranty Period

The generator system continuously, faultlessly, safely, stably and reliably operates for 240 hours and after issuing the pre-acceptance certificate, the seller begins to provide the quality warranty period services as specified in the contract, including guarantee of availability rate and power curve, failure examination, elimination and replacement of damaged parts, periodical maintenance of generator system, upgrade of control software or adjust and control the interface display according to the buyer’s requirements based on existing system functions.

Within the quality warranty period, the seller shall submit the written operation report of wind site to the buyer at the beginning of each month to summarize the operation conditions of each and all wind turbines of last month (including availability, power curve and failure shutdown). The buyer can exchange ideas with the seller on the problems unveiled in the operation report, for continuous improvement.

Periodical Maintenance within the Quality Warranty Period

Both parties shall sign the management agreement in the quality warranty period. For routine maintenance within this period, the seller shall conducts the maintenance according to the time, personnel, equipment and content as specified in the On-site Maintenance Manual of GCN1000 Generator System. However, before stable running of equipment, the seller’s maintenance personnel shall stay at the site until it becomes stable. Then, the seller submits an application; after being agreed by the buyer, the maintenance personnel goes to site according to equipment running state. The preparation of this manual is in strict accordance with the principles defined by related technologies and safety in IEC codes and national standards.

Technical Trainings

The technical trainings provided by the seller refer to those which the buyer’s personnel receive in the seller’s training center. See the technical training plan in Appendix 4 for the specific time and content.

Technical Data

The seller shall furnish the whole set of technical documents in Chinese characters (including all quality certificates, instructions, drawings, commissioning manual, installation manual, maintenance manual, safety manual, operation manual, test and inspection reports; all documents of outsourced components) and corresponding electronic versions to the buyer for transportation of WTGS, foundation construction, tower manufacture, lifting, installation, commissioning, running, maintenance, test, inspection and repair etc). The foundation construction drawings shall conform to the requirements of existing design and construction specifications of China and can be directly used for site construction. The tower design drawings shall be convenient for conversion of manufacturing drawings and formulation of the processes by manufacturing plant.

Please refer to technical data and related documents in Appendix 3 for the technical data and documents which shall be submitted by the seller and the time of submittal.

Miscellaneous

For situations at different project sites, calculation, check and technical support of power curve, load and environmental adaptation according to wind conditions, along with continuous improvement of environmental adaptability and technical performance.

Appendix 2 Scope of Supply & Itemized Price List of Seller

Scope of Supply & Itemized Prices of Seller (unit: RMB 10000)

Line No.	Description	manufacturers	Quantity	Unit	Unit price (Ten thousand)	Sum of prices	Remarks
I	Whole Machine Equipments					21233.6
1	Engine room cover	Jinuo/Changkai	48	Piece	12	576
2	Blade（including stall strip and vortex generator）	Zhongneng Wind Power Equipment Co. LTD./South Fan Co., LTD	48	Set	82	3936
3	Generator	Xiangtan Electric Manufacturing Corporation Ltd /Dunan Group	48	Piece	40	1920
4	Gearbox	China National Erzhong Group Co.	48	Piece	74.2	3561.6
5	Control system and software	MITA/ China State Shipbuilding Corporation Institution 709	48	Set	48	2304
6	Central control system and software	Wuhan Guoce Nordic New Energy Co., Ltd.	1	Set	80	80
7	Supporting tube	CCTEC Engineering Co., LTD	48	Set	10	480
8	Hydraulic system、cooling、lubrication system assembly	Chinarun Group	48	Set	22	1056
9	Yawing gear	Wafangsan Bearing Co., LTD./ Xuzhou Rothe Erde Slewing Bearing Co.,Ltd.	48	Set	11.5	552
10	Yaw drive（hydraulic motor and decelerator）	Chongqing Gear Box Co., LTD.	48	Set	13	624
11	Engine room chassis	CCTEC Engineering Co., LTD. / Jiangsu to Morning Machinery Group Co., LTD.	48	Piece	10	480
12	Wheel hub and its accessories	Jiangsu to Morning Machinery Group Co., LTD.	48	Set	23	1104
13	Electricity box support	Qingdao Yaxin Machinery Co., LTD.	48	Set	2	96
14	Brake （including high-speed shaft and braking caliper）	KTR（Shanghai）	48	Set	12	576
15	Elastic elements（resilient bumper blocks、 pads）	Zhuzhou Times New Materials Technology Co., LTD.	48	Set	7.5	360

16	Other components(（small bolt、standard parts）		48	Set	5	240
17	Other accessories（including coolant、electrical accessories）		48	Set	5	240
18	Small structural members		48	Set	22	1056
19	Final assembly and other expenses		48	Set	30	1440
20	Other equipments		48	Piece(Set)	11.5	552
1)	Connecting bolts between the wheel hubs and blades	Deke/Dengfeng High-Strength Bolt Co., LTD.	48	Piece(Set)	0.5	24
2)	Connecting bolts between engine room tower tubes	Deke/Dengfeng High-Strength Bolt Co., LTD.	48	Piece(Set)	0.5	24
3)	Connecting bolts between tower tubes	Deke/Dengfeng High-Strength Bolt Co., LTD.	48	Piece(Set)	0.5	24
4)	Electrical accessories for electricity and control cable inside tower tubes	Anhui Huayuan Cable Group/Tianjing Jinsan Cable Co., LTD.	48	Piece(Set)	10	480	cryocable
II	Transportation and insurance		48	Set	8	400
III	Design and services				330.65
1	Base and tower design		14	Work day	0.25	3.5
2	Site installation guidance		300	Person/day	0.15	45
3	Debugging and commissioning		300	Person/day	0.15	45
4	Labor cost within quality guarantee period		1951.5	Person/day	0.1	195.15
5	Training in Home Country’s factory（15 person week）		15	Person/day	0.4	6
6	On-site training		100	Person/day	0.3	30
7	Design liaison meeting		3	Times	2	6
IV	Spare Products and Parts and Special Tools				115.75		Deliver to the Buyer after the expiration of quality guarantee period according to the schedules in this appendix and appendix 9
1	Spare Products and Parts		5	Piece(Set)		84.94
2	Consumption goods	10.3
3	Special tools	20.51
4	Indispensable tools
	Total contract price				22080

Appendix 3 List of Technical Data and Related Documents to Be Furnished by the Seller

The technical data and documents furnished by the seller shall be the model of the products supplied.

The list of technical data and documents to be furnished by the seller includes:

▪	Description of Wind Turbine Generator System

▪	Power Grid Connection Data

▪	Installation Manual

▪	Operation/Maintenance Manual (Electrical Manual\Mechanical Manual, to meet the buyer’s needs for equipment dismantling and installation)

▪	Cable Spec (equivalent spec with those in China)

▪	Transformer Spec

▪	Optical Cable Spec (equivalent spec with those in China)

▪	Wind Turbine Foundation Construction Drawings

▪	Whole set of Design and Processing Drawings of Tower

▪	Equipment packaging, lifting and transportation diagrams and description of packing materials, including notes to transportation

A detailed packing list must be contained in each packing case

▪	Operation and Maintenance Manual already containing contents about safety and technology

▪	Wind Turbine Commissioning Instructions

▪	Product Ex-factory and Plant Test & Inspection Reports, Quality Certificates

▪	A whole set of data for outsourced parts

All technical data and documents shall be provided in eight copies and with electronic version.

Appendix 4 Technical Training

1. Training at seller’s factory

Training courses:

(1)	Safety training;

(2)	Principles of set structure and major parts;

(3)	Training about wind generator’s operation and maintenance;

(4)	Training about failure treatment of wind generator;

(5)	Training about principles of control system

Training time: within 2 months before delivering goods from factory

Theme	Content
Product knowledge – wind generator	Description of wind generator and its parts
Product knowledge – wind farm	Description of wind farm and its sub-system and parts
Product knowledge – electric system	Electric and electronic system, including sensor, brake, transformer and preventive lighting etc.
Product knowledge – blade	Description of blade, including brake and seesaw function
Product knowledge – hydraulic system
Assembling of nacelle; practice (assembled in work shop)	Participate in assembling system
Introduction of control system	In the assembling factory
Introduction of common failure inspection and repairing
Hoisting and commissioning	At wind farm field

Detailed training contents are determined at the first technical liaison meeting.

Appendix 5 Qualification and Job Responsibilities of Seller’s Technical Personnel

Technical Services & Design Contacts

The goal of site technical services rendered by the seller is to ensure safe and normal operation of equipment supplied. At the bidding period, the site service shall have a schedule (personnel, days).

Site Service Schedule

No.	Technical Services	Planned Man-days	Dispatched Personnel		Remarks
			Title	Qty
1	Foundation construction supervision and acceptance	3×15	Engineer	3
2	Tower manufacture supervise	3×20	Engineer
3	Site lifting supervise	300	Engineer	5
4	Site commissioning service	300	Engineer
5	Wind generator foundation services	200	Engineer	4
6	Site training	10×16	Engineer	3
7	Five-year maintenance service	5×700	Engineer	3

The scope of work of the seller’s site technical service personnel covers:

•          Urge of equipment delivery, unpacking inspection of cargo, handling of quality problems, confirmation and signature on claim certificate etc.

•          Installation supervise, commissioning, trial run, performance test and acceptance.

•          Before installation and commissioning, the seller shall be responsible for preparing the commissioning instructions and implementing the technical clarification to the buyer to describe the procedures and methods to be used.

•          The buyer cooperates with the seller’s site technical service personnel and provides convenience in terms of life and traffic on their own cost.

•          After the project commences, a person shall be allocated specifically for the design contact task and coordination of following issues.

•          The design liaison meetings are held in China at the time and with the content negotiated by both parties.

•          The buyer’s confirmation of the seller’s design will not alleviate the seller’s responsibilities for the project. The design liaison plan will be otherwise negotiated.

Appendix 6 Delivery Plan of Contract Equipment & Project Progress

1. The order of delivery shall meet the project progress.

2. The delivery schedule is as follows:

Delivery Schedule (time & arrangements filled)

TIME OF DELIVERY	EQUIPMENT NAME	QUANTITY	REMAKRS
As required by the buyer	First batch of wind turbine generator system	12 sets
As required by the buyer	Second batch of wind turbine generator system	12 sets
As required by the buyer	Third batch of wind turbine generator system	12 sets
As required by the buyer	Fourth batch of wind turbine generator system	12 sets

Project Schedule

No.	Work Content	Time
1	Signature of wind turbine purchase contract and contract coming into force
2	Seller submits base technical data (drawings of load and embedded parts)	Within one week after receiving the advance payment
3	Seller submits the tower manufacture drawings	Within one week after receiving the advance payment
4	Design liaison meetings
The first liaison meeting will be held within one week after signing the contract under the topics: review and discussion of foundation design, design drawings of tower and details, arrangement plan of wind turbine generator system.
The second liaison meeting will be held within 30 days after signing the contract under the topics: discussion of equipment lifting and transportation plan, equipment manufacture plan, electrical (about short-circuit current, grounding, harmonics, power factor, effects of voltage fluctuations), selection and configuration of computer monitor and control system hardware, communication protocol of remote communication system and related design technical documents.
The third liaison meeting will be held within 60 days after signing the contract under the topic: project progress, such as delivery, training, installation, commissioning and coordination etc.

5	Generator system ex-factory (or site assembly) Special tools, spare parts and consumables for the wind turbine generator system	As per the project progress and buyer’s requirements
6	Site lifting and commissioning	As per project progress
7	Pre-acceptance	As per project progress

Appendix 7 Inspection Standard & Method

1. Technical Standards

The whole generator system shall be designed, manufactured and commissioned according to lasted editions of certified international standards and national standards.

These standards include:

CEE	International Commission for Conformity Certification of Electrical Equipment

IEC	International Electrotechnical Commission

ISO	International Organization for Standardization

DIN	Deutsches Institut für Normung (German Standard Institute)

IEC-34	Design of rotating electrical machines

GB	Chinese National Standards

DL	Chinese Electrical Industry Standards

2. Inspection and test plan

The seller shall provide equipment quality control and test plan and equipment inspection standard to the buyer. The test plan includes all quality controls to be adopted on parts and the whole machine during the process of part production, assembly, transport, installation, adjustment and reliability operation. Plan timetable is to be listed and test plan shall list the test contents about major suppliers, sub-contractors or independent test organizations.

3. Factory inspection

•
The seller must strictly inspection and test production connection within factory. The contractual equipment provided by the seller must be issued with quality certificate, inspection record and test report, and as an assembling part of quality proving documents for delivery.

•	The scope of inspection includes raw materials and factory entrance of elements and parts, component processing, assembly, test until factory acceptance.

•	The buyer has the right to participate in the inspection of major parts and wind generator assembly process at the production site of the seller.

•	The seller shall provide assembly experiment of each wind generator, acceptance report of ex-factory and adjustment report in factory.

•	The seller is obligatory for providing quality certificate and technical documents of the complete machine and parts to the buyer.

4.	Principles of On-site inspection

    On-site inspection refers to the wind generator equipment inspection upon arriving the buyer’s shipping port and installation site.

•
After the equipment is transported to the shipping port of the buyer, both the seller and the buyer shall inspection whether the external packing is damaged. The seller is responsible for repairing in case of damage.

•
The seller’s equipment packing must meet the requirement for domestic land transportation to the arranged site. The seller shall assume the fees if it does not meet the transport conditions. After the equipment is transported to the installation site of the buyer, both parties jointly inspection whether the external packing is damaged. The seller shall assume the penalty if the damage is not caused by transport.

•
After the equipments arrive at the site and inspection through custom and commercial department, both parties inspection components of wind generator and sign the recording table of delivery situation.

•	If situations such as wrong types or shortage of equipments are found, all the liabilities are born by the seller.

•
After completing equipment hoisting, the seller’s employees are responsible for installation and adjustment of wind generators. The seller shall perform the adjustment with the participation of the buyer’s employees. After adjustment is completed, the seller shall sign on the adjustment report and submit it to the buyer, and inform the buyer of the completion and that the 360-hour reliability operation may be conducted.

5.	Site Commissioning

    The site commissioning shall include but not limited to:

•	Emergency stop function;

•	Brake test (under all operating conditions)

•	Yawing system performance;

•	Load rejecting test;

•	Overspeed test;

•	Nacelle vibration test;

•	Automatic operation function.

     Content, time and methods of site commissioning are described as follows:
a)	Commissioning preparation (about 1 day)

-	System grounding and insulation examination, including box type transformer and power supply lines of the owner;

-	System power supply and transmission line examination, including the lines between box type transformer, control cabinet, converter and electrical motor etc.

-	Electrification of the wind turbine generator system’s electrical system;

-	Check the correct position of mechanical parts;

-	Electrical system examination, local electrification in the system;

-	Examination of control system lines;

-	Examination of control system communication;

b)	System commissioning (2 days total, adjusted with weather conditions, such as wind speed)

-	Safety chain action test;

-	Yawing and hydraulic system test;

-	Monitor the functions of all subsystems (including adjustment and calibration);

-	Drive chain low-speed barring and speed rise test;

-	Joint commissioning of control system and hydraulic system of wind turbine generator system and realize automatic start;

c)	Trial run of WTGS with power restriction

-	Automatic start of generator system and continuous test in different load sections (output power of generator restricted according to running state: 20%, 50% and full power)

-	Installation and commissioning report completed.

6.	Reliability Operation

After commissioning, 240 hours’ reliability operation is conducted when the operating conditions are met.

The standard of reliability operation is that single wind generator runs consecutively, stably, safely and unfailingly for 240 hours. Wind generator’s automatic and customized remote restoration and manual restoration needing no repairing or replacement for any part are allowed during this period. Any shutdown through the above mentioned restoration can later be re-run will not be considered as failure, but the accumulated shutdown time through restoration correction may not exceed 10% of the time for reliability operation.

In addition, the shutdown caused by the following causes will not be deemed as wind turbine generator failures:

•	Power grid failure (power grid parameter out of the scope of technical specification)

•	Weather conditions (including wind conditions and ambient temperature) exceed the running scope of technical specification

During the reliability operation period, the accumulative power generation time of the WTGS shall not be less than 240 hours. If the hour limit is not met, the reliability operation will continue to reach the accumulative power generation time 240 hours. If rated wind speed occurs in the reliability operation period, the generator system shall achieve the rated output; if not, the trial run will extend 120 hours. Either the accumulative power generation time evaluation or the rated operating conditions evaluation, the lasting time shall not exceed 240 hours. During the extended running time, if either of accumulative power generation time and rated output is met, the reliability operation will be deemed as conformable. If the accumulative power generation time can’t be achieved due to wind conditions, or rated wind speed doesn’t appear, if the generator system runs normally without failure during the reliability operation period, it will be deemed conformable.

During reliability operation period, any failure of the seller’s equipment shall not appear (i.e. after shutdown, wind generator can not be re-run through restoration without repairing or replacement of components.) once failure appears, the reliability running time will be re-recorded.

After each set passes consecutive 240-hour unfailing consecutive stable running, the buyer, the seller and the final user will sign pre-acceptance certificate of this set to prove that this set has passed the inspection of reliability operation.

If reliability of any set does not reach all the indexes and requirements specified in the contract, the seller shall repair or replace immediately and this set will be re-tested for reliability operation. When the unit re-reaches the indexes and requirements for reliability operation pre-acceptance, the buyer signs “passed” certificate on the pre-acceptance certificate.

Appendix 8 Performance & Availability Evaluation

1. 1. Power Curve

See the table below for the guaranteed power curve of the seller under this contract based on the standard air density 1.225 kg/m3.

Wind Speed m/s	Power kW
4.2	0
5	34
6	127
7	233
8	353
9	482
10	624
11	756
12	863
13	940
14	987
15	1009
16	1013
17	1006
18	997
19	987
20	979
21	977

2. Calculation and Evaluation Methods of Wind Turbine Power Curve & Availability

Evaluation of equipment availability within the quality warranty period

In the quality warranty period, the seller provides high quality services and maintenance. The equipment availability evaluation indicator is: in the quality warranty period as from the date of producing the pre-acceptance certificate.

The availability of any single generator in the wind farm shall be ≥95%.

In case the indicator is not met, reevaluate after at most 3 months’ extension until meeting the evaluation indicator. The seller shall be responsible for the cost during the extension period. If it is still non-conformable, the seller will be deemed as breach of contract and shall compensate related losses of the buyer.

Evaluation of power curve

The sellers provides the standard power curve and the guaranteed power curve under air density of wind site and promises that the power curves are true and correct. It is the seller’s responsibility to ensure that the power curves accord with the technical agreement and contract. The guaranteed power curve under air density of wind site provided by the seller shall not have an error larger than ±5% with the actually measured power curve at site. If the requirements of the technical agreement are not met, it will be deemed as breach of contract. The evaluation indicator of the power curve within the quality warranty period is:

Guaranteed value of power curve of a single generator system shall be ≥95%.

The calculation method of availability and power curve characteristics is as follows:

Guarantee and evaluation of wind turbine power curve

Within the quality warranty period, the buyer can designate a test period for power curve according to wind conditions on site and production and operation situations. In the test period, the power curves of each set wind turbine recorded in the central monitoring and control system of the wind turbine generator system are evaluated. In order to ensure sufficient and timely measurement of the complete wind speed sequence of the power curves, the test period shall not be shorter than 3 months. If the wind conditions for rated output don’t appear in 3 months, the test period can be extended, but not longer than 6 months. If the wind conditions don’t appear, extrapolation method is used as per IEC 61400-12.

In the event that the central monitoring and control system can only plot the power curve in the accumulative operation period and don’t support the plotting of power curves at any evaluation period, the buyer shall have the right to entrust an internationally-recognized test institute or that accepted by General Administration of Quality Supervision, Inspection and Quarantine of PRC and select two representative generators which meet testing conditions of IEC 61400-12, to measure the power curves of IEC 61400-12. The guaranteed value of the minimum power curve of two sets evaluation generators are taken as the guaranteed values of other generators in the whole wind farm.

Even if the central monitoring and control system supports the plotting of power curves at any evaluation period, the buyer still has the right to entrust an internationally-recognized test institute or that accepted by General Administration of Quality Supervision, Inspection and Quarantine of PRC and select any generators which meet testing conditions of IEC 61400-12, to measure the power curves of IEC 61400-12 as a substitute for the power curves recorded by the central monitoring and control system in the same period for evaluation. Then, the buyer will compare the guaranteed value of actually measured power curves with that of the power curves recorded by the central monitoring and control system. If the guaranteed value of power curves recorded exceeds more than 5% of that of actually measured power curves, the power curves recorded will be deemed as existing big deviation and the buyer will modify the guaranteed value of power curves for each set of wind turbine pursuant to this deviation.

If the wind turbine generator system can’t reach the guaranteed value, the seller shall adjust the generator system within one month and at most three months. After adjustment, re-measure again and the measured power curves will be regarded as the final curves. If it is conformable in measurement after adjustment, the seller shall compensate for the electric quantity loss during the period from when the generator is put into operation to the time when it conforms to the requirements after adjustment. If it remains non-conformable after adjustment, the power curve of this generator is recognized as non-conformity in the evaluation and the seller shall compensate for the electric quantity loss during the whole lifecycle of the wind farm.

1) The guaranteed value of the power curves of the generator is calculated by:

Guaranteed value of actual measurement = (converted power generation in a typical year / guaranteed power generation in a typical year) × 100%

Where:

Converted power generation in a typical year = feasible wind frequency distribution of hub height in a typical year × measured power curve value under feasible air density

Guaranteed power generation in a typical year = feasible wind frequency distribution of hub height in a typical year × guaranteed power curve value

Measured power curve value under feasible air density: refers to the power curves obtained by converting the measured power curve from average air density during evaluation to feasible air density according to the conversion method of air density in IEC 61400-12.

Guaranteed power curve value: refers to the power curve under the feasible air density affirmed by the seller in the technical agreement.

2) The electric quantity loss for the generator conformable after adjustment is calculated by:

Electric quantity loss for the generator conformable after adjustment = average measured power generation of generators in the same unit (excluding the evaluated generators) during compensation period × (guaranteed value of generator’s power curve/ actually measured value –1)

Where:

Generators in the same unit: refers to all other generators in the same collection line of the evaluated generator

Compensation period: refers to the whole period from when the generator is put into operation to the time when it conforms to the requirements after adjustment.

Measured power generation: shall be the power generation recorded in the central monitoring and control system of the wind farm

3) Electric quantity loss of the finally non-conformable generator in the lifecycle of wind farm is calculated by:

Electric quantity loss of the finally non-conformable generator in the lifecycle of wind farm = grid power generation of wind farm in any whole year (may be different from a calendar year) including the evaluation period / sets of wind turbines running this period × (guaranteed value of generator’s power curve/ actually measured value –1) × lifecycle of wind farm

Where:

Grid power generation of wind farm: adopts the reading on the electricity meter at grid gateway of wind farm.

Guaranteed value of generator’s power curve: 95%

Lifecycle of wind farm: 20 years

The availability of wind turbine generator system is calculated as follows.

The availability of wind turbine generator system is evaluated by year and the evaluation year may be different from a calendar year.

a) Availability of a single set of generator = [1－(A+B-40-C) / (8760-C)] ×100%

Where:

A refers to failure shutdown hours

B indicates maintenance and repair shutdown hours (every year each wind turbine has no more than 40 hours of reasonable periodical maintenance time)

C denotes the shutdown hours due to non-seller’s reasons, including:

•	Power grid cutoff and failure except the normal power grid parameters

•	Power blackout in plan

•	Failures of main transformer (if covered in the scope of supply of the buyer)

•	Maintenance work (at most 40 hours/year)

•	Examination or expert study required by the buyer

•	Measurement proposed or required by the buyer

•	Wind turbine generator shutdown for official requirements (such as noise level, flickering shadow)

•	Icing

•	Wind speed lower than cut-in wind speed

•	Wind speed higher than cut-out wind speed

•	Shutdown caused by the buyer’s reasons

•	Shutdown caused by the remote communication problems which is the responsibility of the buyer

•	Lightning

•	Deliberate or malicious damage

•	Windstorm

•	Environmental conditions not covered in the “wind site weather” documents

•	Theft and steal

•	Whether announce or not, strike, insurrection, domestic unrest and civil war

•	Earthquake, flood

•	External fire and explosion

•	Impact and collision by aircraft or other falling objects

•	Cable unwrapping

•	System automatic inspection

If two or more above-mentioned situations occur, the situation with longer duration will be counted.

b) Electric quantity loss of non-conformable availability = actual power generation in the evaluation year × (guaranteed value of availability / actual availability -1)

Where:

Actual power generation in the evaluation year: The evaluation year may be different from a calendar year. The actual power generation shall be the power generation recorded in the central monitoring and control system of the wind farm.

Guaranteed value of generator’s availability: 95%

Appendix 9 Special Tools, Spare Parts & Consumables

1. List of Special Tools (RMB Yuan)

Note: The lifting tools shall be supplied with sufficient quantity for lifting simultaneously on three work planes. After all wind turbines in the wind site enter into the quality warranty period, only one set is left to the buyer and the others will be returned to the seller.

Name	Name	Specifications	Qty	Unit	Unit Price	Total price
I Blade hanger						12160
1	flat lifting sling	3T-5 m	2	stalk	220	440
2	King-size nylon sling	10T-20M	1	stalk	4800	4800
3	flat Lifting sling	10T-10M	2	stalk	2460	4920
4	blade protector	GCN-T-B001	1	set	2000	2000
II Tower and engine room hanger						17000
5	special tower hanger	GCN-T-T001	2	piece	6000	12000
6	special engine room hanger(the following three items)	GCN –T-N001	4	piece	5000	5000
	sling (nylon)	30T-4.5m	1	piece
	sling (nylon)	30T-3.6m	1	piece
	shacle	30T	3	piece
III. Other special tools						33000
7	lifting ring	10T	4	piece	400	1600
8	General safety belt on the back		10	set	2800	28000
6	19mm socket head	3/4”24mm	2	piece	170	340
7	19mm socket head	3/4”27mm	2	piece	170	340
8	19mm socket head	3/4”30mm	2	piece	170	340
9	19mm socket head	3/4”32mm	2	piece	170	340
10	19mm socket head	3/4”36mm	2	piece	170	340
11	19mm socket head	3/4”41mm	2	piece	170	340
12	25mm socket head	1”32mm	2	piece	170	340
13	25mm socket head	1”36mm	2	piece	170	340
14	25mm socket head	1”41mm	2	piece	170	340
15	25mm socket head	1”46mm	2	piece	170	340

Subtotal of pieces						95160
					quantity of sets	3
					subtotal	285480
	Hydraulic Torque Wrench		2	set	150000	300000
	Gasoline generator		1	set
	Laptop computer for repair and maintenance		4	set	5000	20000
					special tools total	605480
Favorable price						205100

2. List of Spare Parts (RMB Yuan)

Line No.	Name of equipment	Model	Unit	Quantity	Unit price	Total price
1	Spare parts package of control system, each set includes:		Set	5
	Wind speed sensor(with signal cable)	THIES 4.3518 NPN with heating	Piece	20	4900	98000
	Wind direction sensor(with signal cable)	Carlo GAVAZZIDWS with heating	Piece	20	4300	86000
	Main controller of system	MITA/CSIC, 709 Institute	Piece	5	80062	400310
2	Each set of spare parts package of electric part is including		Set	5
	Circuit breaker	GV2ME- 16/9 – 14A	Piece	5	288	1440
	Soft cut-in module	MITA/ CSIC, 709 Institute	Piece	5	22000	110000
	Special contactor for condenser compensation	Schneider LC1DK(690V)	Piece	5	200	1000
	Inductive proximity switch(inductance type)	TURCK Bi-EM12E-AP45XLD-H1141 2mm	Piece	30	280	8400
	Fuse (different level)	Schneider NH00 100A 690V	Piece	30	95	2850
	Starting contactor of motor	Schneider LCD09	Piece	10	200	2000
	Overload safeguard for motor (namely, thermal relay)	Schneider LRD 07	Piece	20	200	4000
	Soft starter of motor	MITA/ CSIC, 709 Institute	Piece	20	3800	76000
	Protector for motor short circuit	GV2ME07(0.6A-2.5A)	Piece	20	300	6000
	24V relay	OMORON G2R-1-SN(S) 24VDC	Piece	20	200	4000
3	Each set of spare parts package of yawing system is including		Set	5
	Motor of yawing system hydraulic station	ABB(Shanghai)M2QA112M4A	Set	5	3000	15000
4	Each set of spare parts package of hydraulic mechanism is including		Set	5
	Motor of blade tip hydraulic station	ABB(Shanghai) M2QA80M4B	Set	5	3000	15000
5	Each set of other spare parts package is including:		Set	5
	Blade tip safety valve(namely, burst valve)	Leemin Pressure:120Bar	Piece	50	1500	75000
	Motor of cooling water pump	ABB(Shanghai)M2QA80M2B	Set	5	3000	15000
	Pump motor of master gear	ABB(Shanghai)M2QA132M6A	Set	5	3000	15000
	Brake lining	KTR(Shanghai)490 1925-001	Piece	20	3000	60000
	Sensitive switch of brake caliper	Germany SVENDBORG Sensie	Piece	5	1000	5000
Total
	1000000

3. List of Consumables (RMB Yuan)

Line No.	Name of equipment	Model	Unit	Quantity	Unit price	Total price
1	Hydraulic oil	SHC 524	L	640	150	96000
2	Oil for generator	MOBILTEMP 1	Kg	5	70	350
3	Oil for yaw bearing	SHC 460	Kg	15	150	2250
4	Lubricating oil for master gear	SHC 632	L	3600	105.81	38091.6
5	Lubricating oil filter for main-gear box	1300 R	Set	50	2800	140000
6	Lubricating oil filter for yaw	RFA-63×10LY	Set	50	500	25000
7	Oil filter for blade tip hydraulic station	HX.BH-25×10	Set	50	500	25000
8	Elastic element of oscillation bearing	DW-HP-4022	Set	24	2124	50976
9	Carbon brush for generator			100
10	Total price	377667.6
	Preferential price	103000

4. List of Necessary Tools (RMB Yuan)

Line No.	Name	Model	Unit	Quantity
1	32pcs 12.5MM series metric stack tool	8~32mm	PCS	2
2	9pcs flat- head inner hexagon	3~18mm	Set	2
3	Electric iron	50W	PCS	2
4	Double- color wire-cutter	8"	Set	2
5	Double- color long flat nose plier	6"	PCS	2
6	Universal wire stripper	6.5"	Set	2
7	Diagonal cutting nipper	6"	PCS	2
9	Crimping plier	16mm2 -240mm2	Piece	2
10	G series Philip's type double- color insulated screwdriver	0×60mm	Piece	2
11	G series Philip's type double- color insulated screwdriver	1×80mm	Piece	2
12	G series Philip's type double- color insulated screwdriver	2×100mm	Piece	2
13	G series Philip's type double- color insulated screwdriver	3×150mm	Piece	2
14	G series slot type double- color insulated screwdriver	2.5×75mm	Piece	2
15	G series slot type double- color insulated screwdriver	3×100mm	Set	2
16	G series slot type double- color insulated screwdriver	4×100mm	Piece	2
17	G series slot type double- color insulated screwdriver	5.5×125mm	Piece	2
18	G series slot type double- color insulated screwdriver	6.5×150mm	Piece	2
19	Open spanner	41mm	Piece	2
20	Open spanner	46mm	Piece	2
21	Open spanner	55mm	Piece	2
26	11pcs open combination spanner with offset ring	8~22mm 09048	Set	2
27	Monkey spanner	12"	Piece	2
28	Pipe wrench	500mm	Piece	2
29	Ratchet manual cable cutter		Piece	2
30	Electric wrench 6910	1〞(25.4mm)	Piece	2
31	Multi-meter		Piece	2
32	Phase detector		Piece	2
33	AC clip-on ammeter		Piece	2
34	Insulated megger	1000V	Piece	2
35	Insulated megger	2500V	Piece	2
36	Test pencil	220V	Piece	2
37	Grease gun		Piece	2
38	electric torch		Piece	2
39	Plastic toolbox	15 cun	Piece	2
40	Electrician's knife		Piece	2
41	Feeler gauge	200(14 pieces)	Piece	2
42	Rubber hammer		Piece	2
43	Hot air gun	PHG500-2	Set	2
44	Bar	Φ20×500	Piece	2
45	Hacksaw frame		Piece	2
46	Hammer	2 pounds	Piece	2
47	Wire coil	30m	Piece	2
48	Hand held electric drill	12 mm	Piece	2
49	Auger-drill head	3.5,6,8,10,12,13	Set	2
50	Band tape	5 m	Piece	2
51	Hand file stack	Medium-200	Piece	2
52	Portable tool bag	13"	Piece	10
53	safety helmet		Set	10
54	Wind rope	150m	Piece	2

Appendix 10 DNV certification

TECHNICAL REPORT

CLIENT	Vattenfall, Utveckling och Miljö, Vindkraft
PROJECT	NWP 1000 Design Verification
REPORT NO.	146-9611067 rev.1

DET NORSKE VERITAS, DANMARK A/S

DET NORSKE VERITAS
DANMARK A/S

Nyhavn 16
P.O.Box 1589
DK-1051 København K
Telefon +45 33 91 18 00
Telefax + 45 33 91 18 01
Reg. No. 65549

DNV

REPORT

Type of report		Date	
Technical Report		96-10-09	
DNV Report No.: **146-9611067 rev.1**	Subject Group	Dept. 146	Order no. 5018/641007
Title of Report: NWP 1000 Design Verification Status		Approved by: Christer Eriksson	
Client/Sponsor of project: Vattenfall, Utveckling och Miljö, Vindkraft		Client/Sponsor ref.: Göran Dalén	
Work carried out by: Christer Eriksson		Sign.	
Work verified by: Jakob Wedel-Heinen		Verifier's sign.	

Summary

This reports summarizes the results and conclusions from the certification of the design for the NWP 1000 wind turbine. The report does also give information with regard to approved drawings and the design criteria used in the certification.

The Statement of Compliance WTG/96/001 has been issued based on the certification activities described in this report.

4 indexing terms	Distribution statement:
WIND TURBINES	☐ No distribution without permission from the responsible department.
DESIGN	
VERIFICATION	☒ Limited distribution within Det Norske Veritas.
STALL REGULATED	☐ Free distribution.

Date of last revision	Rev. no.		Number of pages
96-11-12	1		9

DET NORSKE VERITAS
DANMARK A/S
PAGE 3 OF 9

Introduction

Upon the request of Vattenfall, Det norske Veritas (DNV) have carried out a certification of the design for the NWP 1000 wind turbine developed by Nordic Windpower AB (NWP). Certification of the design for the foundation was not included in the scope of work.

DNV certification of blade and gear manufacturing are covered under separate agreements.

In this report DNV have recommended testing for some items. The evaluation of the corresponding test results are not part of the DNV scope of work for the certification of the design.

The NWP 1000 is a two bladed stall regulated wind turbine utilizing a variable speed generator system. The turbine is a further development of the NWP 400 turbine.

Turbine data:

- Blade: NWP 25.2 with air brakes manufactured by LM
- Rotor diameter: 53m
- Hub: Teeter, 2 blades, fixed pitch
- Hub height: 58m
- Nominal power: 1000kW electrical
- Rotational speed: 25rpm nominal
- Tower: Tubular steel tower

The certification has been limited to the design of the turbine. Hence, detailed quality control procedures and detailed assembly procedures have not been subjected to certification.

This report summarizes DNV's activities related to the certification of the design. The report does also give provisions and outstandings with regard to the certification of the design.

Basis for Design

The review by DNV were carried out based on the following documents:

- Vattenfall document "Technical Specification NWP 1000" December 2, 1992 edited by Pär Svensson and Göran Dalén

- Vattenfall document "Development Study III; External Conditions and Load Cases" October 28, 1992 edited by Pär Svensson and Sven-Erik Thor,

Report no 146-9611067 rev.1

DET NORSKE VERITAS
DANMARK A/S
PAGE 4 OF 9

- Guideline/Clarification to the Technical Specification and External Conditions and Load Cases:

Number	*Date*
1	93-03-29
2	93-06-09
4	94-02-09
5	94-12-30
6 rev.A	95-11-15
7	95-11-13
8	96-03-22
9	96-04-02

- DNV "Guidelines for Certification of Wind Turbine Power Plants, 1992"

- IEC/TC88 21 draft document for discussion in Rotterdam in October 1992; "Safety of Wind Turbine Generator System"

Selected environmental criteria for the design of the NWP 1000 are given below:

- Design storm wind conditions, 50 year return period:

  $v_{3sec}(58m)=50.0m/s$

- Normal wind conditions in hub height, 58m:

  Weibul shape parameter: 2.2
  Weibul scale parameter: 8.65m/s

  Turbulence intensity: 15%
  Standard deviation of wind shear: 0.02rad/s-0.08rad/s

- Temperature interval (extreme):

  -28°C to +35°C

- Corrosion environment:

  BSK 1987 class M3

- Lightening:

  Protection according to Vattenfall specification as waived in "Guideline 2"

Personell safety aspects are not covered by this verification. Further, the corrosion protection system is not considered in detail during our review of the design.

Material testing, NDT, weld inspection and dimensional control is assumed to be carried out according to the requirements in BSK. Detailed procedures and records for these activities are not evaluated in this verification.

Report no 146-9611067 rev.1

DET NORSKE VERITAS
DANMARK A/S
PAGE 6 OF 9

Blades

LM Drawings for the Blades:

Drawing	*Title*	*Revision*
275701	*KULFIBERAKSEL*	*941130*
267701	*FLANGE BEARB.*	*940921*
	BJÆLKEPLACERING	*941101*
276201	*BØSNING BEARB.*	*951213*
072827	*NWP 25.2 LAYUP*	*950328*
009805	*KULFIBERAKSEL*	*941130*
279301	*VINGETIPSYSTEM*	*950104*
024400	*MØLLEVINGE*	*951130*
077827	*RODSTYKKE NWP 25.2*	*950104*
213301	*STYREKLODS INDV.*	*951124*
212901	*STYR FOR DREJEBEV.*	*951124*
111001	*HYDRAULIKCYLINDER*	*910319*

Both the blade structure and the blade profile were designed by LM. The design of the blade structure is based on the load assumptions from NWP.

The root connection utilizes a system with bushing imbedded into the blade root. This type of system has been thoroughly tested both in fatigue and for static strength.

The bushings should be protected against corrosion due to water ingress along the bolts.

Certification/testing requirements for mechanical parts have not been covered by this design verification.

The calculation documentation do not specifically address compressive strength i.e. instability of the trailing edge sandwich, strength of the glue connections (shell/shell, shell/webs, shell/root, bushing/root), torsional strength and stiffness. However, the experience from other blades with similar build up indicates that this should not be critical.

The blades have been tested regarding deflection and natural frequencies.

The efficiency of the air brakes should be verified by test. Prior to serial production it is recommended that the blades are subject to full scale static test (extreme load) and full scale dynamic test (fatigue load).

Hub

Hub and Hub Details, NWP reports 7b, 30b, 38b, 50a, 65a, 68, 41b, 34, 74, 83, 88c and drawings (Ritningsliggare 120 dated 95-04-06)

The casted tubular for the hub and the hinge shafts were analysed by NWP using the ANSYS FEM program. The hinge shafts have sufficient strength to carry the extreme torque. As there are no additional safety margin, it is recommended that the torque during braking is verified by measurements.

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DANMARK A/S
PAGE 7 OF 9

Main Gear

Report 5f(Gear Specification), 66a(oil cooling system), 87(FE beräkning) 52b(Hållfasthetskontroll av primärväxelände) and FLENDER report for the PENK 2355 gear box (Drawings according to Flender Part list dated 93-09-24):

The main gear is a two stage planetary gear with the stages connected through a tooth coupling. The lubrication system is equipped with an oil cooler.

The rotor shaft is made from GGG70 which is a high strength quality of nodular cast iron with a relatively low ductility. The shaft have been subject to NDT and the FEM calculations showed that the local stresses are well below the yield stress.

The design load for the gear wheels and pinions has been selected approximately 10% less as compared with a normal stall regulated turbine. This reduction is due to the expected advantage of the variable speed concept.

The low speed bearings will require an oil with high cleanleness and high viscosity at the operating temperature in order to survive 30 years operation.

The main gear is a two stage planetary gear with the stages connected through a tooth coupling. The lubrication system is equipped with an oil cooler.

The calculations from Flender for shafts, connections, bearings, wheels and pinions have been reviewed.

The design verification of the wheels and pinions were carried out using the DNV classification note 41.2, july 1993. The safety against tooth rupture is minimum 1.53 and against pitting minimum 1.34. These results corresponds well with the results from Flender's calculations.

High Speed Transmission

Report 43b and drawings (Ritmingsliggare 130 dated 95-01-11)

The transmission is provided with a torque limiting coupling, which is intended to protect the turbine from extreme generator torque peaks.

The misalignment in the transmission is taken by two tooth couplings.

The received documentation have been reviewed. The couplings were found to have sufficient strength.

As the torque limiting coupling is essential for the safety of the rotating system, it is recommended that there is established a procedure for control of the coupling.

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DANMARK A/S
PAGE 8 OF 9

Machinery Support Structure

Report 32, Report 78a and drawings (Ritningsliggare 140 dated 95-02-17)

The machinery support structure is a welded shell structure with a large man hole with stiffened edges. The support structure is provided with flanges for the attachment of the main gear and the slew ring.

The support structure was analyzed by NWP using the computer code ANSYS. The fatigue analysis was partly based on the results from the ANSYS analysis, i.e. the results were used to derive the force-stress transfer function. This was then used to calculate the fatigue damage based on rainflow counting of the time series for the stresses.

The main dimensions were checked as well as the bolt connections between the gear and the support frame. Further, the reports were reviewed for compliance with the required strength criteria, ref. BSK.

The machine frame has sufficient dimensions to withstand both extreme and fatigue loads.

Yaw System

Report 77 "Hållfkoll Girsystem", Report 89 "Små girrörelser", Zollern drawings/part list and drawings (Ritningsliggare 160 dated 95-01-02)

The yaw system consists of a slew ring with internal tooting. The two yaw gears are driven by hydraulic motors. The hydraulic system will also provide damping to the yaw motion.

Our calculations show only marginal safety against tooth rupture for the yaw pinion and yaw ring toothing.

It is important that the slew ring tooting is properly greased. Further, the whole yaw system should be checked during the first months of operation.

Tower

Report 60b "Hållfasthetsberäkning av torn", tower drawings (Ritningsliggare 190 dated 95-06-09), telefax 95-09-27 from Teknikergruppen AB.

The safety factor according to BSK for fatigue strength is 1.1 multiplied with γ_n. This is not always used in the calculations. Hence, the inspection programme for the tower should consider the rather low resulting safety.

The buckling strength of the tower was checked considering imperfections. The fatigue calculations were reviewed and the selection of SN-curve were evaluated.

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DANMARK A/S
PAGE 9 OF 9

Power and Control/Safety System

Report 64a "Report 69a "Specifikation av mjukvara till kontrollsystem", Report 13a "FMEA av kontrollsystemet", Report 35d "Specifikation av hydraulsystem för bladspetsbroms" and "State diagrams 95-02-28"

Functional testing to simulate different possible situations as e.g. grid loss must be carried out in order to determine response time as well as behaviour during braking.

The power and control system were analyzed by NWP for safety actions performed by the control computer.

The power and control system have been evaluated for safety against electric shock as well as for safety of the system with regard to hazardous actions caused by malfunctions or abnormal load conditions.

Safety against electric shock is evaluated for the used components and enclosures. The components and enclosures were found to comply with the normal design standards. The physical installation is not covered by this certification.

Safety actions of the system are performed, either by the control computer or by AC/DC converter. Based on our review, we are of the opinion that all the required functions are monitored and necessary actions are taken.

The parameter list does only cover the limits in the control computer. It is recommended that the set values for the converter-system is documented in the same way.

The generator is evaluated based on the documentation for a similar generator.

The generator cable have sufficient insulation for an ambient temperature of 35°C.

Report no 146-9611067 rev.1